UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Sabra Health Care REIT, Inc.

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Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 15, 2016

To the Stockholders of Sabra Health Care REIT, Inc.:

Notice is hereby given that the 2016 annual meeting of stockholders (the “Annual Meeting”) of Sabra Health Care REIT, Inc. (the “Company”) will be held at the Company’s headquarters located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612 on Wednesday, June 15, 2016, at 9:00 a.m., Pacific time, for the following purposes:

(1)	To elect to the Board of Directors the five nominees named in the attached Proxy Statement to serve until the Company’s 2017 annual meeting of stockholders and until their successors are duly elected and qualified;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

(3)	To approve, on an advisory basis, the compensation of the Company’s named executive officers; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record of the Company’s common stock as of the close of business on April 18, 2016 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

You are cordially invited to attend the Annual Meeting in person. Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please submit your proxy as soon as possible. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,
Harold W. Andrews, Jr. Executive Vice President, Chief Financial Officer and Secretary

Irvine, California

April 27, 2016

SABRA HEALTH CARE REIT, INC.

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

PROXY STATEMENT

The Board of Directors of Sabra Health Care REIT, Inc. (“Sabra,” “we,” “our” and “us”) solicits your proxy for the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., Pacific time, on Wednesday, June 15, 2016 at our headquarters located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, and at any and all adjournments or postponements of the Annual Meeting. The approximate date on which these proxy materials are first being sent or made available to our stockholders is May 3, 2016.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015 are posted in the Investor Relations—Annual Report and Proxy section of our website at www.sabrahealth.com. You can also view these materials at www.proxyvote.com by using the 16-digit control number provided on your proxy card or Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Why did I receive only a Notice of Internet Availability?

A:	As permitted by the Securities and Exchange Commission (the “SEC”), Sabra is furnishing to stockholders its Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2015 primarily over the Internet. On or about May 3, 2016, we mailed to each of our stockholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy of the proxy materials) a Notice of Internet Availability containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

Q:	What items will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

•	the election to the Board of Directors of the five nominees named in this Proxy Statement to serve until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1);

•	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as Sabra’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal No. 2); and

•	the approval, on an advisory basis, of the compensation of our Named Executive Officers (as hereinafter defined) (Proposal No. 3).

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “—How will voting on any other business be conducted?” below.

Q:	How does the Board recommend I vote on these items?

A:	The Board of Directors recommends that you vote your shares:

•	FOR the election to the Board of Directors of each of the following five nominees: Craig A. Barbarosh, Robert A. Ettl, Michael J. Foster, Richard K. Matros and Milton J. Walters (Proposal No. 1);

•	FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal No. 2); and

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal No. 3).

Q:	Who is entitled to vote at the Annual Meeting?

A:	The record date for the Annual Meeting is April 18, 2016. Stockholders of record of Sabra’s common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting. Holders of Sabra’s preferred stock are not entitled to receive notice of, or to vote at, the Annual Meeting.

Q:	What options are available to me to vote my shares?

A:	Whether you hold shares directly as the stockholder of record or through a bank, broker or other nominee (that is, in “street name”), your shares may be voted at the Annual Meeting by following any of the voting options available to you below:

You may vote via the Internet.

(1)	If you received a Notice of Internet Availability by mail, you can submit your proxy or voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability;

(2)	If you received proxy materials by email, you may submit your proxy or voting instructions over the Internet by following the instructions included in the email; or

(3)	If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit your proxy or voting instructions over the Internet by following the instructions on the proxy card or voting instruction form.

You may vote via telephone. If you are a stockholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone. Most stockholders who hold their shares in street name may submit voting instructions by calling the telephone number specified on the paper copy of the voting instruction form provided by their bank, broker or other nominee. Those stockholders should check the voting instruction form for telephone voting availability.

You may vote by mail. If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.

You may vote in person at the Annual Meeting. All stockholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend the Annual Meeting.

Q:	What is the deadline for voting my shares?

A:	If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on June 14, 2016 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by Sabra before the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee that holds your shares.

Q:	Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

A:	Yes. Any stockholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

•	submitting to our Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	properly submitting a proxy on a later date prior to the deadlines specified in “—What is the deadline for voting my shares?” above (only the latest proxy submitted by a stockholder by Internet, telephone or mail will be counted); or

•	attending the Annual Meeting and voting in person; attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or other nominee holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker or other nominee. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the Annual Meeting, any previous voting instructions will be revoked, and you may vote by attending the Annual Meeting and voting in person.

Q:	How many shares are eligible to vote at the Annual Meeting?

A:	As of the close of business on the record date of April 18, 2016, there were 65,273,218 shares of Sabra common stock outstanding and eligible to vote at the Annual Meeting. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote at the Annual Meeting.

Q:	How is a quorum determined?

A:	A quorum refers to the number of shares that must be in attendance at an annual meeting of stockholders to lawfully conduct business. The representation, in person or by proxy, of holders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting constitutes a quorum at the Annual Meeting. Your shares will be counted for purposes of determining whether a quorum exists for the Annual Meeting if you returned a signed and dated proxy card or voting instruction form, if you submitted your proxy or voting instructions by telephone or the Internet, or if you vote in person at the Annual Meeting, even if you abstain from voting on any of the proposals. In addition, if you are a street name holder, your shares may also be counted for purposes of determining whether a quorum exists for the Annual Meeting even if you do not submit voting instructions to your broker. See “—How will votes be counted at the Annual Meeting?” below.

Q:	What is required to approve each proposal at the Annual Meeting?

A:	Election of Directors (Proposal No. 1). Our Amended and Restated Bylaws (“Bylaws”) provide for a majority voting standard for the election of directors. Under this majority voting standard, once a quorum has been established, each director nominee receiving a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST the nominee) will be elected as a director. As required by our Bylaws, each incumbent director has submitted an irrevocable letter of resignation as a director that becomes effective if the director is not elected by stockholders and the Board of Directors accepts the resignation. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected. The majority voting standard is discussed further under the section entitled “Election of Directors (Proposal No. 1)—Majority Voting Standard.”

The election of directors at the Annual Meeting is not contested. Therefore, in accordance with the majority voting standard, director nominees will be elected at the Annual Meeting by a majority of the votes cast. Stockholders are not permitted to cumulate their shares for the purpose of electing directors.

Other Items (Proposal Nos. 2 and 3). Once a quorum has been established, pursuant to our Bylaws, approval of each of the other items to be submitted for a vote of stockholders at the Annual Meeting requires the affirmative vote of a majority of all of the votes cast on the proposal at the Annual Meeting.

Notwithstanding this vote standard required by our Bylaws, Proposal No. 2 (ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2016) and Proposal No. 3 (advisory approval of named executive officer compensation) are advisory only and are not binding on Sabra. Our Board of Directors will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the vote by stockholders.

Q:	How will votes be counted at the Annual Meeting?

A:	In the election of directors (Proposal No. 1), you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. For each of the other proposals (Proposal Nos. 2 and 3), you may vote FOR, AGAINST or ABSTAIN. Abstentions with respect to any proposal at the Annual Meeting will be counted as present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the proposal and therefore will not be counted in determining the outcome of the proposal.

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The proposal to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal No. 2) is considered routine under applicable rules, while each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal No. 2, but will not be permitted to vote your shares on any of the other items at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting. Broker non-votes will not be counted as a vote cast with respect to these other items and therefore will not be counted in determining the outcome of the items.

Q:	How will my shares be voted if I do not give specific voting instructions in the proxy or voting instructions I submit?

A:	If you properly submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the items listed above in the Notice of Annual Meeting, your shares will be voted as recommended by the Board of Directors on those items. See “—How does the Board recommend I vote on these items?” above.

Q:	How will voting on any other business be conducted?

A:	Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holders named in the proxies solicited by the Board of Directors to vote on those matters in their discretion.

Q:	Who will bear the costs of the solicitation of proxies?

A:	The cost of preparing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the Notice of Internet Availability and the form of proxy, the cost of mailing such materials to stockholders or making them available on the Internet and the cost of soliciting proxies will be paid by Sabra. In addition to solicitation by mail, certain officers, regular employees and directors of Sabra, without receiving any additional compensation, may solicit proxies personally or by telephone. Sabra will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Sabra common stock as of April 18, 2016 for the following: (i) each of Sabra’s directors and each executive officer of Sabra identified as a “Named Executive Officer” in this Proxy Statement, (ii) all persons who are directors and executive officers of Sabra as a group and (iii) any person who is known by Sabra to be the beneficial owner of more than 5% of Sabra’s outstanding common stock. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G filed with the SEC.

Name of Beneficial Owner	Sabra Shares Beneficially Owned(1)		Percent of Sabra Shares(1)
Directors and Named Executive Officers:
Richard K. Matros	930,269	(2)	1.4%
Harold W. Andrews, Jr.	203,126		*
Talya Nevo-Hacohen	197,955		*
Craig A. Barbarosh	39,872	(3)	*
Robert A. Ettl	47,420	(4)	*
Michael J. Foster	61,261	(5)	*
Milton J. Walters	35,880	(5)	*
All persons who are directors and executive officers of Sabra as a group (7 persons, each of whom is named above)	1,515,783	(6)	2.3%
5% Stockholders:
FMR LLC	9,770,108	(7)	15.0%
245 Summer Street
Boston, MA 02210
The Vanguard Group, Inc. and affiliates	9,555,209	(8)	14.6%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	7,156,024	(9)	11.0%
55 East 52nd Street
New York, NY 10022

*	Less than 1.0%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted below, applicable percentage ownership is determined based on 65,273,218 shares of Sabra common stock outstanding as of April 18, 2016. Restricted stock units vesting within 60 days of April 18, 2016 and shares of common stock subject to restricted stock units that have vested but the payment of which has been deferred until the earlier of the fifth anniversary of the grant date, a change in control or the director’s separation from service from the Board of Directors are considered outstanding for purposes of computing the share amount and percentage ownership of the person holding such restricted stock units, but Sabra does not deem them outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2)	Consists of shares held by the R&A Matros Revocable Trust, with respect to which Mr. Matros shares voting and investment power.
(3)	Includes (i) 28,744 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 597 shares of common stock subject to restricted stock units that vest within 60 days of April 18, 2016.
(4)	Includes (i) 29,306 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 597 shares of common stock subject to restricted stock units that vest within 60 days of April 18, 2016.

(5)	Includes (i) 14,081 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 597 shares of common stock subject to restricted stock units that vest within 60 days of April 18, 2016.
(6)	Includes (i) 930,269 shares held by family trusts, with respect to which the officer or director shares voting and investment power, (ii) 86,212 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (iii) 2,388 shares of common stock subject to restricted stock units that vest within 60 days of April 18, 2016.
(7)	Beneficial share ownership information is given as of December 31, 2015, and was obtained from a Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC (“FMR”) and Abigail P. Johnson (“A. Johnson”). According to the Schedule 13G/A, FMR and A. Johnson each have sole dispositive power over 9,770,108 shares and FMR has sole voting power over 1,616,928 shares of our common stock. The Schedule 13G/A states that FMR is a parent holding company and that neither FMR nor A. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management and Research Company, a wholly owned subsidiary of FMR. FMR has represented to us that no FMR entity, trust or fund has a direct or indirect ownership in our common stock in excess of 9.9%.
(8)	Beneficial share ownership information is given as of December 31, 2015, and was obtained from a Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group, Inc. (“Vanguard”). According to the Schedule 13G/A, Vanguard has sole voting power over 189,591 shares, shared voting power over 52,675 shares, sole dispositive power over 9,410,198 shares and shared dispositive power over 145,011 shares of our common stock. The Schedule 13G/A states that Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 87,258 shares as a result of serving as investment manager of collective trust accounts. The Schedule 13G/A also states that Vanguard Investments Australia, Ltd. (“VIA”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 160,086 shares as a result of serving as investment manager of Australian investment offerings. According to information received from Vanguard, the number of shares reported as beneficially owned by Vanguard in the Schedule 13G/A includes 4,691,204 shares, representing 7.2% of our outstanding common stock, that Vanguard Specialized Funds—Vanguard REIT Index Fund (“Vanguard REIT Fund”) separately reported as beneficially owned in a Schedule 13G/A filed on February 9, 2016 with the SEC. According to the Schedule 13G/A, Vanguard REIT Fund has sole voting power over 4,691,204 shares and no dispositive power over any shares of our common stock. Vanguard has represented to us that no Vanguard entity, trust or fund has a direct or indirect ownership in our common stock in excess of 9.9%.
(9)	Beneficial share ownership information is given as of December 31, 2015, and was obtained from a Schedule 13G/A filed with the SEC on January 8, 2016 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, BlackRock has sole voting power over 6,969,877 shares and sole dispositive power over 7,156,024 shares of our common stock. The Schedule 13G/A states that BlackRock is a parent holding company and that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of Sabra’s common stock but that no one person’s interest in our common stock is more than five percent of the total outstanding common shares.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors of the Company

Set forth below is a brief biographical description of each of our directors, all of whom have been nominated for election to the Board of Directors at the Annual Meeting. Sabra believes that its directors should be of high character and integrity, be accomplished in their respective fields, have relevant expertise and experience and collectively represent a diversity of backgrounds and experiences. The disclosure below identifies and describes the key experience, qualifications and skills that are important for persons who serve on Sabra’s board of directors in light of its business and structure. The specific experiences, qualifications and skills that led to the conclusion that each of our directors should serve on the Board of Directors is also included in the biographical description for each director provided below.

•	Leadership experience. The Board of Directors believes that directors with experience in a significant leadership position, such as having served as chief executive officer of another entity, will provide the Board with special insights. These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•	Finance experience. The Board of Directors believes that an understanding of finance and financial reporting processes is important for its directors and therefore it seeks directors who are financially knowledgeable. Sabra measures its operating and strategic performance primarily by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to Sabra’s success.

•	Industry experience. Sabra seeks directors with experience as executives or directors or in other leadership positions in the industries in which it operates. The Board of Directors believes that such experience is important to the director’s understanding of Sabra’s operations, risks and opportunities.

•	Public company experience. The Board of Directors believes that directors with experience as executives or directors in publicly owned corporations, including as members of the key standing board committees of those corporations, will be more familiar with the securities laws and other issues faced by public companies that do not affect privately owned corporations.

•	Other experience. Sabra seeks directors who bring diverse, yet relevant experience to the Board of Directors.

Craig A. Barbarosh. Mr. Barbarosh, 48, has served on our Board of Directors since November 2010. He has been a partner at the law firm of Katten Muchin Rosenman (“Katten”) since June 2012 and is a nationally recognized restructuring expert. Mr. Barbarosh serves on Katten’s Executive Committee and Board of Directors. From 1999 until joining Katten, Mr. Barbarosh was a partner at the law firm of Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”). He served in several leadership positions while a partner at Pillsbury including serving on the firm’s Board of Directors, as the Chair of the firm’s Board Strategy Committee, as a co-leader of the firm’s national Insolvency & Restructuring practice section and as the Managing Partner of the firm’s Orange County office. Mr. Barbarosh also currently serves as a director, and as chair of the nominating and governance committee and member of the transaction and compensation committees, of Quality Systems, Inc., a developer and marketer of healthcare information systems, and as a director, and as chair of the nominating and governance committee and member of the audit and compensation committees, of BioPharmX, Inc., a specialty pharmaceutical company.

Director Qualifications:

•	Public company experience—current director and chair of the nominating and governance committee of a public company; and

•	Other experience as a practicing attorney specializing in the area of financial and operational restructuring and related mergers and acquisitions, including in the real estate industry.

Robert A. Ettl. Mr. Ettl, 56, has served on our Board of Directors since November 2010. He currently serves as Chief Operating Officer of Harvard Management Company (HMC). Mr. Ettl joined HMC in October 2008. HMC manages the endowment for Harvard University. Previously, he was a Managing Director with Allianz Global Investors from 2001 to 2008, where he was most recently Chief Executive Officer for the Alpha Vision hedge fund subsidiary from 2003 to 2007 and served as an internal management consultant from 2007 to 2008. He was also the firm’s Global Chief Technology and Operations Officer from 2001 to 2003. Prior to its acquisition by Allianz, Mr. Ettl held various roles at Pacific Investment Management Co. (“PIMCO”) from 1995 to 2000. He joined PIMCO in 1995 as Chief Operations Officer, later focusing on PIMCO’s international expansion as Chief Operating Officer of PIMCO’s Global unit in 1998 and became Executive Vice President and Chief Information Officer in 1999. Mr. Ettl has previously held management positions in Salomon Brothers’ government arbitrage trading analytics, technology and operations divisions. He also was associated with Arthur Andersen & Co. (now Accenture) as a senior consultant. Mr. Ettl served as a director of Advent Software, Inc., a provider of software and services for the investment management industry, from November 2007 until November 2009.

Director Qualifications:

•	Leadership experience—expertise managing operations of financial services companies in a variety of officer positions including chief executive officer, chief operating officer, and chief technology officer;

•	Finance experience—chief operating officer of Harvard Management Company responsible for managing Harvard University’s endowment and related assets and previously chief executive officer of a hedge fund;

•	Industry experience—management consulting in the healthcare field; and

•	Public company experience—former director and a member of the audit committee of a public company.

Michael J. Foster. Mr. Foster, 62, has served on our Board of Directors since November 2010. He served as a member of Old Sun’s board of directors from 2005 until the Separation (as each capitalized term is defined in “Executive Compensation—Compensation Discussion and Analysis—Introduction”) and as a member of Sun Healthcare Group, Inc.’s (“Sun”) board of directors from the Separation until Sun’s acquisition by Genesis HealthCare LLC in December 2012. Mr. Foster is a managing director of RFE Management Corp. of New Canaan, Connecticut, where he has been employed since 1989. RFE Management Corp. is the investment manager for RFE Investment Partners VII L.P. and RFE Investment Partners VIII, L.P. (collectively referred to as “RFE”) and other private equity investment funds. Mr. Foster was a director of several publicly held healthcare companies five or more years ago, including Res-Care., Inc., a provider of residential, therapeutic and educational support to people with developmental or other disabilities, from 2001 to 2005. Mr. Foster is also, and has been previously, a director of several privately held portfolio companies of RFE, including Peak Medical Corporation, an operator of long-term care inpatient centers, from 1998 to 2005.

Director Qualifications:

•	Industry experience—former director of a long-term care company;

•	Public company experience—current and former director of several public companies; and

•	Other experience as director of multiple privately held companies.

Richard K. Matros. Mr. Matros, 62, has served as Sabra’s President and Chief Executive Officer and as a director since May 2010, and he has served as Chairman of the Board since November 2010. He was Chairman of the board of directors and Chief Executive Officer of Old Sun from 2001 until the Separation. Mr. Matros served as Chief Executive Officer and President of Bright Now! Dental from 1998 to 2000 and as a director from 1998 until its sale in December 2010. From 1998 until the sale of its operations in 2006, Mr. Matros was also a member of, and a member of the management committee of, CareMeridian, LLC (“CareMeridian”), a healthcare company that specialized in offering subacute and skilled nursing for patients suffering from traumatic brain injury, spinal cord injury and other catastrophic injuries. Previously, from 1994 to 1997, he served Regency Health Services, Inc., a publicly held long-term care operator, holding positions as Chief Executive Officer, President, director and Chief Operating Officer. Prior to that time, from 1988 to 1994, he served Care Enterprises, Inc., holding positions as Chief Executive Officer, President, Chief Operating Officer, director and Executive Vice President—Operations. Mr. Matros currently serves on the executive board for RFE Investment Partners and is the Executive Producer of Sabra Films, LLC.

Director Qualifications:

•	Industry experience—chief executive officer of Sabra since the Separation and executive of long-term care companies for over 25 years and experience in long-term care companies for 35 years;

•	Public company experience—former and current chief executive officer of publicly held companies; and

•	Leadership experience—former and current chief executive officer.

Milton J. Walters. Mr. Walters, 73, has served on our Board of Directors since November 2010. He served as a member of Old Sun’s board of directors from 2001 until the Separation and as a member of Sun’s board of directors, the chairman of Sun’s audit committee and a member of its compensation committee from the Separation until Sun’s acquisition by Genesis in December 2012. Mr. Walters has served with a financial consulting firm as President of Tri-River Capital since 1999 and previously served with investment banking companies for over 25 years, including: Managing Director of Prudential Securities from 1997 to 1999; Senior Vice President and Managing Director of Smith Barney from 1984 to 1988, where he was in charge of the financial institutions group; and the head of the financial institutions group of Warburg Paribas Becker from 1969 to 1984, including as Managing Director from 1978 to 1984. Previously, from 2008 until its sale in June 2014, Mr. Walters served as a director of Fredericks of Hollywood Group, Inc., a former publicly held company that designs, manufactures and sells women’s clothing, where he most recently served as the lead director and sole member of the independent committee.

Director Qualifications:

•	Public company experience—director and audit committee chairman of public companies;

•	Leadership experience—current president of a financial consulting firm, former managing director of investment banking companies and chairman of a non-profit organization; and

•	Finance experience—current audit committee chairman of public companies and extensive experience from 40 years of financial consulting and investment banking positions.

Executive Officers of the Company

The following sets forth biographical information regarding our executive officers, other than Mr. Matros, whose biographical information is set forth above.

Harold W. Andrews, Jr. Mr. Andrews, 51, served as Sabra’s Treasurer and Secretary from May 2010 to November 2010 and has served as Sabra’s Executive Vice President, Chief Financial Officer and Secretary since November 2010. Mr. Andrews is also a member of, and a member of the management committee of, Journey Health Properties, LLC and Journey Lane 5, LLC, two real estate holding entities he organized to own and lease specialized healthcare facilities and a commercial office building. From 1997 to May 2008, Mr. Andrews was also a member, a member of the management committee and Chief Financial Officer of CareMeridian. Previously, from 1996 to 1997, Mr. Andrews served as the Vice President of Finance for Regency Health Services, Inc., a provider of post-acute care services. Prior to that time, he spent 10 years in public accounting at Arthur Andersen LLP, including serving as senior manager for publicly traded healthcare and real estate companies. Mr. Andrews is also a CPA and a member of the AICPA and Financial Executives International. He also serves on the board of directors of Links Players International, a non-profit organization.

Talya Nevo-Hacohen. Ms. Nevo-Hacohen, 56, has served as Sabra’s Executive Vice President, Chief Investment Officer and Treasurer since November 2010. From September 2006 to August 2008 and from February 2009 to November 2010, Ms. Nevo-Hacohen served as an advisor to private real estate developers and operators regarding property acquisitions and dispositions, corporate capitalization, and equity and debt capital raising. From August 2008 to February 2009, Ms. Nevo-Hacohen was a Managing Director with Cerberus Real Estate Capital Management, LLC, an affiliate of Cerberus Capital Management, L.P., a private investment firm. From 2003 to 2006, Ms. Nevo-Hacohen served as Senior Vice President—Capital Markets and Treasurer for HCP, Inc., a healthcare REIT. Previously, from 1993 to 2003, Ms. Nevo-Hacohen worked for Goldman, Sachs & Co. where she was a Vice President in the investment banking and finance, operations and administration divisions. Prior to her affiliation with Goldman Sachs, she practiced architecture and was associated with several architectural firms in New York.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, Board composition and director qualifications, selection of the Chairman of the Board and the Lead Independent Director, composition of the Board’s standing committees, stockholder communications with the Board, succession planning and the Board’s annual performance evaluation. A current copy of the Corporate Governance Guidelines is posted in the About Sabra—Governance Documents section of our website at www.sabrahealth.com.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of our Board of Directors qualify as “independent directors” under applicable rules of the NASDAQ Stock Market LLC (the “NASDAQ rules”) and the rules and regulations of the SEC. In considering the independence of each director, the Board of Directors reviews information provided by each director and considers whether any director has a relationship that would interfere with the director’s exercise of independent judgment in carrying out his responsibilities as a director. Our Board of Directors has affirmatively determined that none of Messrs. Barbarosh, Ettl, Foster or Walters has a relationship that, in the opinion of the Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out his responsibilities as a director and that each such director is an independent director under the NASDAQ and SEC rules. Mr. Matros does not qualify as an independent director because he is employed as our President and Chief Executive Officer.

Committees of the Board of Directors

The standing committees of our Board of Directors include: Audit, Compensation, and Nominating and Governance. The members of these standing committees are appointed by and serve at the discretion of the Board of Directors. Current copies of the charters for each of these committees are posted in the About Sabra—Governance Documents section of our website at www.sabrahealth.com.

Our Chief Executive Officer and Secretary regularly attend meetings of our Board committees when they are not in executive session and report on matters that are not addressed by other officers. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Audit Committee

The Audit Committee consists of Mr. Barbarosh (Chair), Mr. Foster and Mr. Walters. The Board of Directors has determined that each member of the Audit Committee is an “independent director” under the NASDAQ rules. In addition, each member of the Audit Committee is also “independent” under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and satisfies the additional financial literacy requirements of the NASDAQ rules. The Board has designated one member of the Audit Committee, Mr. Foster, as an “audit committee financial expert” as defined by SEC rules. The Board based its determination on the qualifications and business experience of Mr. Foster described above under “Board of Directors and Executive Officers—Directors of the Company.”

The Audit Committee is responsible for overseeing Sabra’s accounting and financial reporting processes and the audit of Sabra’s financial statements, including the integrity of Sabra’s financial statements, the qualifications and independence of Sabra’s independent registered public accounting firm and the performance of Sabra’s independent registered public accounting firm and internal auditors. Among other things, the Audit Committee is responsible for the appointment, compensation and retention of Sabra’s independent registered public accounting firm; pre-approval of all audit and non-audit services to be performed by the independent registered public accounting firm; review of Sabra’s internal controls and disclosure controls and procedures; oversight of Sabra’s internal audit function; oversight of Sabra’s legal and regulatory compliance and risk assessment and risk management policies; and review and approval of any related party transactions. The Audit Committee is also responsible for preparing the Audit Committee Report included in this Proxy Statement. In performing its responsibilities, the Audit Committee meets regularly with management, Sabra’s independent registered public accounting firm and Sabra’s internal auditors.

Compensation Committee

The Compensation Committee consists of Mr. Ettl (Chair), Mr. Barbarosh and Mr. Walters. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” under the NASDAQ rules. In making the determination regarding the independence of each member of the Compensation Committee, the Board of Directors considered whether the director has a relationship with Sabra that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

The Compensation Committee oversees and determines the compensation of Sabra’s Chief Executive Officer and other executive officers, including salaries, bonuses and awards of equity-based compensation, approves all employment and severance agreements for executive officers, makes recommendations to the Board with respect to the adoption or amendment of incentive compensation plans and stock-based benefit plans, administers Sabra’s stock-based benefit plans and makes recommendations to the Board of Directors concerning the compensation of directors. The Compensation Committee is also responsible for reviewing the Compensation Discussion and Analysis included in this Proxy Statement and for preparing the Compensation Committee Report included in this Proxy Statement.

The Compensation Committee is solely responsible for making the final decisions on compensation for Sabra’s executive officers. However, the Compensation Committee takes into account recommendations of Sabra’s Chief Executive Officer in determining the compensation (including stock awards) of executive officers other than the Chief Executive Officer. Otherwise, Sabra’s officers do not have any role in determining the form or amount of compensation paid to the executive officers of Sabra. In addition, the Compensation Committee retains the power to appoint and delegate matters to a subcommittee comprised of at least one member of the Compensation Committee, except that the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee does not currently intend to delegate any of its responsibilities to a subcommittee.

Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants to assist in the evaluation of compensation to Sabra’s executive officers. As further described under “Executive Compensation—Compensation Discussion and Analysis” below, since our becoming a separate publicly traded company following the Separation (as defined in “Executive Compensation—Compensation Discussion and Analysis—Introduction”), the Compensation Committee has retained Frederic W. Cook & Company, Inc. (“FWC”) as its independent compensation consultant to assist the Compensation Committee with the design and structure of our executive compensation program and the amounts payable thereunder. The Compensation Committee is directly responsible for the appointment, compensation and oversight of FWC’s work, and does not believe FWC’s work has raised any conflict of interest. FWC reports only to the Compensation Committee and does not perform services for us, except for executive compensation-related services on behalf of, and as instructed by, the Compensation Committee. All compensation decisions were made solely by our Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee consists of Mr. Ettl (Chair), Mr. Foster and Mr. Walters. The Board of Directors has determined that each member of the Nominating and Governance Committee is an “independent director” under the NASDAQ rules.

As further described below under “—Director Nomination Process,” the Nominating and Governance Committee assists our Board of Directors in identifying individuals qualified to become Board members and selecting the director nominees for each annual meeting of stockholders. The Nominating and Governance Committee also makes recommendations to the Board of Directors concerning the structure and operations of the Board and its committees and is responsible for overseeing the Corporate Governance Guidelines, for developing and recommending to the Board of Directors any changes to the Corporate Governance Guidelines, for overseeing new director orientation and director continuing education and for receiving reports annually from the Chief Executive Officer concerning senior management development and succession plans.

Meetings and Attendance

During 2015, there were six meetings of the Board of Directors, five meetings of the Audit Committee, six meetings of the Compensation Committee and two meetings of the Nominating and Governance Committee. Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he served during 2015. In addition, the independent directors meet regularly in executive session without the presence of management. Mr. Foster, who has been designated by our Board of Directors as Lead Independent Director, chairs these executive sessions of the independent directors.

Our Board of Directors encourages each director to attend the annual meeting of stockholders. All of our directors attended the 2015 annual meeting of stockholders in person or by telephone.

Board Leadership Structure

Our Corporate Governance Guidelines provides that the Board is free to make its choice for Chairman and Chief Executive Officer in any way that the Board of Directors considers best for Sabra at a given point in time. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Board believes that the most effective leadership structure for Sabra at this time is for Mr. Matros to serve as both our Chairman and Chief Executive Officer, in concert with an independent director serving as our Lead Independent Director.

Our Board of Directors believes that Mr. Matros, our Chief Executive Officer, is best suited to serve as our Chairman because he is the director most familiar with Sabra’s business and industry and most capable of identifying strategic priorities. In the Board’s view, combining the roles of Chairman and Chief Executive Officer facilitates the flow of information between management and the Board, and helps assure that the strategies adopted by the Board will be best positioned for execution by management.

To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the Board of Directors designates annually an independent, non-employee director to serve as our Lead Independent Director. As noted above, our Board of Directors has currently designated Mr. Foster to serve as our Lead Independent Director. The Lead Independent Director helps to facilitate free and open discussion and communication among the independent directors of the Board. The duties of the Lead Independent Director include chairing all meetings of the independent directors when they meet in executive session and chairing all meetings of the full Board in the absence of the Chairman; representing the Board in meetings with third parties, as appropriate; and working with the Chairman to finalize information provided to the Board, meeting agendas and meeting schedules. The Lead Independent Director also sets the agenda for the meetings held in executive session, and discusses issues that arise from these meetings with the Chief Executive Officer. The non-employee members of the Board meet in executive session during each regularly scheduled Board meeting and during special meetings of the Board as appropriate.

Risk Oversight

One of the principal functions of our Board of Directors is to provide oversight concerning the assessment and management of risk related to our business. The Board of Directors is involved in risk oversight through approval authority with respect to fundamental financial and business strategies and major corporate activities, including material acquisitions and financings, as well as through its oversight of management and the committees of the Board of Directors. Management is responsible for identifying the material risks facing Sabra, implementing appropriate risk management strategies and ensuring that information with respect to material risks is shared with the Board of Directors or the appropriate Board committee. In connection with this responsibility, members of management provide regular reports to the Board of Directors regarding business operations and strategic planning, financial planning and budgeting and regulatory matters, including any material risk to Sabra relating to such matters.

The Board of Directors has delegated oversight for specific areas of risk exposure to committees of the Board of Directors as follows:

•	The Audit Committee is responsible for periodically discussing Sabra’s overall risk assessment and risk management policies with management, our internal auditors and our independent registered public accounting firm as well as Sabra’s plans to monitor, control and minimize any risk exposure. The Audit Committee is also responsible for primary risk oversight related to our financial reporting, accounting and internal controls and oversees risks related to our compliance with legal and regulatory requirements.

•	The Compensation Committee oversees, among other things, the assessment and management of risks related to Sabra’s compensation plans, policies and overall philosophy and equity-based incentive plans.

•	The Nominating and Governance Committee oversees the assessment and management of risks related to our governance structure, including our Board leadership structure and management succession.

At each regular meeting of our Board of Directors, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management. Our Chief Executive Officer, Chief Financial Officer and outside legal counsel regularly attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Our Board of Directors believes that the processes it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and therefore do not have a material effect on Sabra’s leadership structure described under “—Board Leadership Structure” above.

Compensation Risk Assessment

Consistent with the Compensation Committee’s responsibilities described above, the Compensation Committee takes risk into consideration when reviewing and approving executive compensation, including when it approved our executive compensation program. The Compensation Committee has concluded that the current executive compensation program does not encourage inappropriate or excessive risk-taking. In making its determination, the Compensation Committee noted that each Named Executive Officer’s direct compensation under our executive compensation program consists primarily of a fixed base salary, an annual incentive bonus opportunity and long-term equity incentive awards. Annual incentive bonuses are balanced with long-term equity incentives, and are granted in the form of equity awards at the election of each Named Executive Officer. Long term incentive awards granted under our long-term equity award program are generally subject to a multi-year vesting schedule and performance conditions that are not solely dependent on stock price.

Director Nomination Process

Identifying and Evaluating Director Nominee Candidates

In identifying, evaluating and selecting potential director nominees for election at each annual meeting of stockholders and nominees for directors to be appointed by the Board of Directors to fill vacancies and newly created directorships, the Nominating and Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board, any stockholder of Sabra, senior management or an outside search firm engaged by the Nominating and Governance Committee if determined appropriate. All potential director nominees, other than potential incumbent director nominees, will be initially reviewed by the Chairman of the Nominating and Governance Committee or, in the Chairman’s absence, any other member of the committee delegated to initially review director candidates. If it is determined appropriate to proceed, a prospective director candidate may be interviewed by one or more of the other members of the Nominating and Governance Committee, other members of the Board of Directors and by the Chief Executive Officer. The Nominating and Governance Committee will provide informal progress updates to the Board of Directors and will meet to consider and recommend any final director candidates to the full Board of Directors. The Board of Directors is responsible for determining the final director candidates to be nominated for election at each annual meeting of stockholders and for appointing directors to fill vacancies on the Board.

The Nominating and Governance Committee considers all potential director nominees without regard to race, color, religion, gender, ancestry, national origin or disability. In considering whether to nominate a potential director candidate for election to the Board of Directors, the Nominating and Governance Committee considers whether the director candidate would meet the definition of independence required by the NASDAQ rules and applicable rules and regulations of the SEC. As set forth in Sabra’s Corporate Governance Guidelines, the Nominating and Governance Committee also seeks to elect directors who: (i) are of high character and integrity; (ii) are accomplished in their respective fields; (iii) have relevant expertise and experience, and are able to offer advice and guidance to management based on that expertise and experience; (iv) have sufficient time available to devote to Sabra’s affairs; (v) will represent the long-term interests of Sabra’s stockholders as a whole; and (vi) are not age 80 or older at the time of election. In addition, while the Board does not have a formal policy for the consideration of diversity in identifying nominees for director, as provided in Sabra’s Corporate Governance Guidelines, the Nominating and Governance Committee seeks to elect directors that will collectively represent a diversity of backgrounds and experiences. On an annual basis, as part of the performance evaluation of the Board of Directors, the Nominating and Governance Committee seeks feedback from members of the Board of Directors concerning whether the overall mix and diversity of Board members is appropriate for our company.

Stockholder Recommendations

As described above, the Nominating and Governance Committee will consider director candidates recommended by stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. To be properly communicated, stockholders desiring to recommend candidates for nomination or election to the Board of Directors should submit their recommendations in writing to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, together with the following information: (i) all information about the stockholder and the candidate that would be required pursuant to Article II, Section 11 of our Bylaws if the stockholder was nominating the candidate for election to the Board of Directors, (ii) a statement of the proposed director candidate’s qualifications, taking into account the principles used by the Nominating and Governance Committee in evaluating possible candidates as described above, (iii) a statement detailing any relationship between the proposed director candidate and any tenant or competitor of Sabra, and (iv) detailed information about any relationship or understanding between the recommending stockholder and the director candidate. The Nominating and Governance Committee may request additional information concerning the director candidate as it deems reasonably necessary to determine the eligibility and qualification of the director candidate to serve as a member of our Board of Directors. Stockholders who are recommending candidates for consideration by the Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of that meeting.

Please note that stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Article II, Section 11 of our Bylaws.

Policy on Hedging and Pledging of Sabra Shares

Sabra recognizes that hedging against losses in Sabra securities may disturb the alignment between stockholders and executives that Sabra’s Stock Ownership Policy (as described in the “Executive Compensation—Compensation Discussion and Analysis” below) and equity awards are intended to build. Accordingly, our Board has incorporated prohibitions on various hedging activities within Sabra’s Insider Trading Policy, which applies to all directors, executive officers and employees. The policy prohibits short sales of Sabra common stock and trading in “puts” and “calls” or other derivative securities that relate to Sabra common stock. The policy also prohibits hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Sabra securities.

In addition, because a margin call or foreclosure sale may occur at a time when a director, executive officer or employee is aware of material non-public information concerning Sabra, directors, executive officers and employees are prohibited from holding Sabra securities in a margin account or pledging Sabra securities as collateral for a loan. Accordingly, none of our directors or executive officers have pledged any shares of Sabra common stock.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees. Our Code of Conduct and Ethics can be found in the About Sabra—Governance Documents section of our website at www.sabrahealth.com. Waivers from, and amendments to, our Code of Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, will be timely posted in the About Sabra—Governance Documents section of our website at www.sabrahealth.com as required by applicable law.

Stockholder Communications with the Board

Stockholders may send written communications to the Board of Directors or to specified individuals on the Board, c/o Sabra’s Secretary at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612. All mail received will be opened and communications from verified stockholders that relate to matters that are within the scope of the responsibilities of the Board of Directors, other than solicitations, junk mail and frivolous or inappropriate communications, will be forwarded to the Chairman of the Board of Directors or any specified individual director, as applicable. If the correspondence is addressed to the Board of Directors, the Chairman will distribute it to the other Board members if he determines it is appropriate for the full Board to review.

DIRECTOR COMPENSATION

Director Compensation—2015

The following table provides information on the compensation of the members of our Board of Directors who are not also our employees (“Non-Employee Directors”) for the year ended December 31, 2015. The compensation paid to Mr. Matros, who is also one of our employees, is presented in the Summary Compensation Table and the related tables included below under “Executive Compensation.” Mr. Matros is not entitled to receive additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($)(1)(2)(3) (c)	Total ($) (h)
Craig A. Barbarosh	76,679	(4)	110,004	186,683
Robert A. Ettl	78,679	(4)	89,998	168,677
Michael J. Foster	80,681		89,998	170,679
Milton J. Walters	64,681		89,998	154,679

(1)	Amounts reported represent the aggregate grant date fair value of the annual equity awards granted to the Non-Employee Directors in 2015. The aggregate grant date fair value of these awards was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The reported award values have been determined using the assumptions described in Note 12 to the Consolidated Financial Statements included in Sabra’s Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	Each Non-Employee Director received an annual equity award of 3,409 stock units on June 17, 2015. The grant date fair value of each director’s annual equity award was $89,998. In addition, Mr. Barbarosh received a stock award of 1,014 shares of our common stock on December 17, 2015 in recognition of time spent by Mr. Barbarosh in his capacity as a director outside of Board and committee meetings in connection with bankruptcy related matters of certain of the Company’s tenants and borrowers. The grant date fair value of such award was $20,006.
(3)	As of December 31, 2015, each Non-Employee Director held 1,767 unvested stock units.
(4)	Messrs. Barbarosh and Ettl each elected to receive all of their annual retainers and additional retainers in the form of stock units instead of cash. Accordingly, Mr. Barbarosh received 2,747 fully vested stock units for his service during 2015, and Mr. Ettl received 2,947 fully vested stock units for his service during 2015. However, the retainers that each Non-Employee Director elected to receive in units are reported as though they had been paid in cash and not converted to units.

Directors’ Compensation Policy

Under our Directors’ Compensation Policy that was in effect from June 23, 2014 through June 17, 2015, each Non-Employee Director is entitled to receive the following as cash compensation: (1) an annual retainer of $50,000 (which amount was increased to $55,000 effective as of June 17, 2015), payable in four equal quarterly installments, and (2) $1,000 for each committee (but not Board of Directors) meeting attended, with the meeting fee reduced to $500 for telephonic meetings lasting less than thirty minutes or for in-person meetings which the director attends other than in person. Any Non-Employee Director serving as Chair of the Board or as the Lead Independent Director and each Chairperson of a committee of the Board of Directors is entitled to receive an additional annual retainer, payable in four equal quarterly installments, as follows: $20,000 for Chair or Lead Independent Director, $15,000 for Audit, and $10,000 each for Compensation and Nominating and Governance. The annual retainer and any additional retainers are each pro-rated for partial years of service.

The Non-Employee Directors have the right to elect to receive their annual retainers and any additional annual retainers in the form of stock units in lieu of cash, which units would be issued as of the last day of the quarter in which the retainers relate and the units would be valued as of the award date. Under our current Directors’ Compensation Policy, each of the Non-Employee Directors is entitled to receive an annual award of restricted stock units valued at $75,000 (which amount was increased to $90,000 effective as of June 17, 2015) on the date of the award. Each Non-Employee Director’s annual award of restricted stock units vests over a period of one year (and will in all events become vested in connection with the annual meeting of stockholders occurring in the year following the date of grant), is not distributable as shares of our common stock until the earlier of the fifth anniversary of the grant date, a change in control or the Non-Employee Director’s separation from service from the Board of Directors, and any unvested restricted stock units shall accelerate and vest in full on the occurrence of a change in control or the Non-Employee Director’s death or disability. All stock units are entitled to receive dividend equivalent payments, which are either paid in cash on a current basis or reinvested into additional stock units. Each Non-Employee Director’s annual award of restricted stock units is pro-rated for partial years of service. Effective as of June 15, 2016, the Directors’ Compensation Policy will be modified to increase the value of the annual award of restricted stock units to $105,000. We believe these changes will bring the equity components of our Directors’ Compensation Policy in line with the composition and levels of director compensation paid by our peer group used for compensation purposes that is identified in the “Executive Compensation—Compensation Discussion and Analysis” section below.

Each of our Non-Employee Directors is reimbursed for out-of-pocket expenses for attendance at Board of Directors and committee meetings.

Stock Ownership Policy Applicable to Non-Employee Directors

Our Board of Directors has adopted a Stock Ownership Policy that requires each Non-Employee Director to own shares of our common stock equal in value to five times the annual Board cash retainer. Shares of our common stock subject to stock unit awards that have vested but the payment of which has been deferred count toward satisfaction of the required ownership level, but shares subject to stock options or unvested stock unit awards are not considered owned by the Non-Employee Director for purposes of this policy. Each of the Non-Employee Directors is currently in compliance with the required ownership levels.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

We believe that 2015 was a productive year for Sabra. Richard K. Matros, our Chairman, President and Chief Executive Officer, Harold W. Andrews, Jr., our Executive Vice President, Chief Financial Officer and Secretary, and Talya Nevo-Hacohen, our Executive Vice President, Chief Investment Officer and Treasurer (collectively referred to herein as our “Named Executive Officers”) successfully executed our business plan during 2015 and built upon our operating and financial performance results achieved since we became a separate publicly traded company following our separation (the “Separation”) from Sun Healthcare Group, Inc. (“Old Sun”) in November 2010, as demonstrated by Sabra’s achievements related to diversifying the investment portfolio and enhancing our balance sheet and capitalization, as highlighted below:

•	We further diversified our investment portfolio by tenant, asset class and geography. We completed $550.9 million of investments in 2015. These investments consist primarily of real estate investments, preferred equity investments and investments in loans receivable in skilled nursing and senior housing facilities, as well as our first investments in Canada. As a result of our 2015 investments, our investment portfolio consisted of 180 real estate properties held for investment and leased to operators/tenants under triple-net lease agreements, 17 investments in loans receivable and 10 preferred equity investments as of December 31, 2015, as compared to 160 real estate properties held for investment, 14 investments in loans receivable and six preferred equity investments as of December 31, 2014 and 86 real estate properties held for investment at the time of the Separation.

•	We achieved funds from operations attributable to common stockholders (“FFO”) and adjusted funds from operations attributable to common stockholders (“AFFO”) for 2015 of $132.4 million and $133.9 million, respectively, as compared to $76.1 million and $77.2 million, respectively, for 2014, and $59.0 million and $57.9 million, respectively, for 2013. Our FFO performance allowed us to set our quarterly dividend at $0.39 per share for the first and second quarters of 2015 and increase that dividend to $0.41 per share for the third and fourth quarters of 2015. Please see pages 40 to 42 of Sabra’s Annual Report on Form 10-K for the year ended December 31, 2015 for information about FFO and AFFO, including a reconciliation of these measures to net income, the most directly comparable financial measure reported under GAAP.

•	We enhanced our balance sheet and capitalization in 2015:

•	We completed an underwritten public offering of 5.9 million newly issued shares of our common stock, resulting in net proceeds (after underwriting costs) of $147.9 million.

•	We entered into a Canadian dollar denominated term loan of CAD $90.0 million (U.S. $73.2 million).

•	We also helped protect our balance sheet and future operating results by entering into hedging arrangements to help mitigate our exposure to variable interest rates and foreign currency exchange rates.

•

In January 2016, we amended our credit facility to increase our unsecured revolving credit facility to $500.0 million, U.S. dollar term loan to $245.0 million and Canadian dollar term loan to CAD $135.0 million (from $450 million, $200 million and CAD $125 million, respectively, under the prior credit facility and prior Canadian dollar term loan). The amended credit facility includes the ability to borrow up to $125 million in certain foreign currencies under the unsecured revolving credit facility, contains an accordion feature that can increase the total available borrowings to $1.25 billion, subject to terms and conditions, and improves the pricing across the grid by 20 bps and 25 bps for our revolving credit facility and term loans, respectively. In addition, the amended credit facility contains improved covenants, including a reduction to the minimum fixed charge coverage ratio (from 1.75x to 1.50x) and relaxed maximums for consolidated leverage and unsecured leverage that provide greater flexibility for using the credit facility to make investments.

•	The equity and debt issuances and amended credit facility described above, along with certain refinancing transactions completed in 2015, lowered our weighted average effective interest rate to 4.35% at the end of 2015, after giving effect to these issuances and refinancing transactions and our amended credit facility, compared to 4.51% at the end of 2014.

•	We proactively explored our options for exiting our three Forest Park investments after the tenant of the Forest Park Medical Center—Frisco hospital, the borrower under the Forest Park Medical Center—Dallas mortgage loan, and the borrower under the Forest Park Medical Center—Fort Worth construction loan each experienced financial difficulties and filed for bankruptcy during 2015. We closed on the sale of our investments in the Frisco hospital on April 1, 2016, and we expect to reach resolution on the Dallas mortgage loan and the Fort Worth construction loan during the remainder of 2016.

During 2015, we retained substantially the same executive compensation program that we implemented in late 2010 following the Separation from Old Sun. We believe that the say-on-pay votes at our 2011 through 2015 annual meetings of stockholders, where stockholders supported our say-on-pay proposal by between 95.3% and 98.5% of the votes cast, respectively, affirm our stockholders’ support for this program. Consistent with our commitment to a pay-for-performance culture and our objective of aligning the interests of our executive officers with the interests of our stockholders, (1) our long term incentive award program consists entirely of equity awards, with 2/3 of the grant date value of such awards subject to performance vesting conditions based on our three-year FFO growth and three-year relative total stockholder return performance, and (2) our annual bonus plan is structured to permit executives to elect to receive their annual bonus in the form of equity awards to tie the value of any annual bonus payment becoming earned to the increase or decrease in the trading price of our common stock over the performance year. We believe the greater than 95% support we have consistently received from our stockholders each year since the Separation highlights that stockholders support our performance-based executive compensation program design.

The remainder of this section describes our executive compensation program and the material elements of compensation awarded to, earned by or paid to the Named Executive Officers during 2015.

Compensation Program and Objectives

Our compensation program for executives is intended to:

•	attract and retain quality executive officers;

•	motivate and reward high performance levels;

•	align the interests of our executive officers with the interests of our stockholders;

•	enhance FFO and AFFO; and

•	inspire teamwork and collaboration among the executives.

Our executive compensation program consists of four material elements: base salaries, annual incentive compensation opportunities, long-term incentive awards and severance benefits. For the following reasons, we believe that our executive compensation program is appropriately structured to accomplish the objectives noted above:

•	The terms of each executive’s employment agreement that was entered into in connection with the Separation and continues in effect, including the severance benefits provided for in each agreement, allowed us to attract and assemble a qualified executive team that has successfully led Sabra since the Separation and that we expect will continue to successfully lead Sabra.

•	The structure of our long-term equity award program established shortly after the Separation motivates our executives to achieve high performance levels because earnings are substantially reduced if they do not. This aligns the interests of the executives with those of our stockholders because the awards are payable in shares of our common stock that may increase or decrease in value during the performance period. Annual awards that have been made under the program have been structured so that 2/3 of each executive’s grant date award value consists of three-year FFO-based stock units (“FFO Units”) and three-year relative total stockholder return-based stock units (“TSR Units”) where vesting is contingent on both our performance over three full calendar years and the executive’s continued employment through at least the last day of the applicable performance period.

•	The structure of our annual incentive bonus program established for 2015 provided the Named Executive Officers with an FFO-based annual incentive opportunity. The majority of our peer companies for compensation purposes (identified under “Peer Companies” below) use an FFO-based performance metric in their annual bonus plans, and we believe that our 2015 bonus program incentivized the Named Executive Officers to enhance our 2015 FFO. Based on an election by the Named Executive Officers, bonuses were awarded in the form of an equity award so that any bonuses earned based on achievement of the FFO-based performance metric were also tied to the increase or decrease in the trading price of our common stock during 2015 and paid in shares of our common stock instead of cash. This program is disclosed as a one-year FFO performance share plan in the “Grants of Plan-Based Awards—2015” table below.

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee of our Board of Directors has the authority to determine the amount of compensation given to each of the Named Executive Officers. The Compensation Committee approves our executive compensation philosophy and procedures, and is responsible for administering our equity compensation plans, including approving grants of awards under the plans. The Compensation Committee is also responsible for approving employment agreements we may enter into with the Named Executive Officers. In performing its duties, the Compensation Committee is authorized to consider the recommendations of our Chairman and Chief Executive Officer when determining the compensation of the other Named Executive Officers.

The elements of our executive compensation program were each approved by the Compensation Committee. None of the Named Executive Officers is a member of the Compensation Committee or, except for recommendations made by Mr. Matros with respect to the compensation of the other Named Executive Officers, had any role in determining the compensation of the Named Executive Officers.

Role of the Compensation Consultant

Since our becoming a separate publicly traded company following the Separation, the Compensation Committee has retained FWC as its independent compensation consultant. The Compensation Committee is directly responsible for the appointment, compensation and oversight of FWC’s work and does not believe FWC’s work has raised any conflict of interest. FWC reports only to the Compensation Committee, and does not perform services for us, except for executive and director compensation-related services on behalf of, and as instructed by, the Compensation Committee.

The cornerstone of Sabra’s executive compensation program continues to be the long-term equity award program that was established by the Compensation Committee shortly after we became a separate publicly traded REIT following the Separation. FWC provided recommendations regarding the structure of the Named Executive Officers’ long-term equity award grants, and recommended that each separate annual equity award grant consist of a mixture of time-based stock units (“Time-Based Units”), multi-year FFO Units and multi-year relative TSR Units, as this mixture of long-term operating goals and relative stockholder return requirements was more performance-based than the equity award programs used by many other REITs and resulted in the vesting of 2/3 of the targeted grant date value of each executive’s annual equity award being performance-contingent in addition to being contingent on continued employment.

At the end of 2014 and in preparation for making 2014 equity award grants and base salary and bonus award decisions for 2015, the Compensation Committee engaged FWC to conduct an independent review of our executive compensation program to provide a competitive reference on pay levels, structure and performance alignment, and to confirm that our long-term equity award program was still appropriately structured in order to accomplish our compensation objectives. At the end of 2015 and in preparation for making 2015 equity award grants and base salary and bonus award decisions for 2016, the Compensation Committee again engaged FWC to conduct a similar independent review of our executive compensation program. As part of its review in both 2014 and 2015, FWC analyzed the salaries, target bonus opportunities, target cash compensation opportunities, equity award opportunities and targeted total direct compensation at similar peer companies (listed below). FWC advised the Compensation Committee that Sabra’s executive compensation program (and in particular our long-term equity award program) was still structured to accomplish our compensation objectives. FWC noted that the structure of Sabra’s long-term equity award program—with 2/3 of the targeted grant date value of each executive’s annual equity award being performance-contingent—was weighted more heavily to performance-based awards than our peer companies. FWC also recommended that we introduce a new one-year post-vesting holding period requirement for all long-term equity awards granted to the Named Executive Officers in 2015 to further reinforce the long-term nature of the awards and align the executives’ interests with those of our stockholders. The Compensation Committee reviewed the reports prepared by FWC at the end of both 2014 and 2015, and used these reports, as applicable, when determining the amount and structure of each Named Executive Officer’s 2015 cash base salary, bonus opportunity and equity award grants.

FWC also advised on other aspects of executive compensation as requested by the Compensation Committee during 2015. For example, FWC provided the Compensation Committee with proposals for an updated group of peer companies to use for TSR comparison purposes for the TSR Units that were granted in December 2015. FWC also provided the Compensation Committee with advice regarding the timing of our annual equity awards and advised that continuing to make annual equity awards during the fourth quarter of each calendar year better allows us to consider our performance for the year when determining the level of equity awards to be granted for that year. This in turn, allows us to most closely match the value of our executive compensation program with internal performance and stockholder return during the year.

Peer Companies

When determining the amount of each Named Executive Officer’s 2015 cash base salary and target bonus opportunity at the end of 2014, the Compensation Committee, with the assistance of FWC, considered the compensation paid by the following peer companies:

Acadia Realty Trust

Associated Estates Realty Corp

Aviv REIT

Cedar Shopping Centers

Cousins Properties

Education Realty Trust

First Potomac Realty

Healthcare Realty Trust

Healthcare Trust

Hersha Hospitality Trust

Inland Real Estate Corp Investors Real Estate Trust LTC Properties Medical Properties Trust National Health Investors Omega Healthcare Parkway Properties Physicians Realty Trust Sun Communities

This is the same group of peer companies we used at the end of 2014 to determine the amount of each Named Executive Officer’s 2014 equity award grants. When determining the amount of each Named Executive Officer’s 2015 long-term equity award grants at the end of 2015, we used the same group of peer companies listed above, except that Associated Estates Realty Corp and Aviv REIT were removed because of their acquisitions by other companies.

Our peer group methodology for 2015 compensation decisions remained consistent with prior years—we selected publicly traded, internally managed, U.S. based REITs with total assets and market capitalization between approximately 0.33x to 3.0x times ours, with a preference for including healthcare REITs where possible even if that required some adjustment to the normal size parameters.

The Compensation Committee believes that the peer companies are a reasonable reference point for compensation decisions with respect to the Named Executive Officers based on each peer company’s similarity to Sabra taking into account their respective businesses, FFO, total assets, market capitalization, enterprise value, and the talent pool for which they compete. As of November 2015, our average market capitalization, total assets, enterprise value and FFO over the prior twelve months was approximately at the 50th percentile relative to the peer companies.

The Role of Stockholder Say-on-Pay Votes

Sabra provides its stockholders with the opportunity to cast an annual non-binding, advisory vote on the compensation of our Named Executive Officers, which we refer to as a say-on-pay proposal. At our 2015 Annual Meeting of Stockholders, approximately 95.9% of the votes cast supported our say-on-pay proposal. The results at our 2015 Annual Meeting were consistent with the results in prior years following our becoming a separate publicly traded REIT, where stockholders supported our say-on-pay proposal by between 95.3% and 98.5% of the votes cast. The Compensation Committee believes this high degree of stockholder support for our 2015 say-on-pay proposal, combined with similarly high degrees of support for our say-on-pay proposals in prior years, affirms stockholders’ support of the executive compensation program the Compensation Committee has implemented since our becoming a separate publicly traded REIT. As discussed in more detail elsewhere in this section, the compensation program that was voted on by stockholders in our 2015 say-on-pay proposal continued to apply in 2015 in substantially the same form, as the Compensation Committee did not make any fundamental changes to the program for 2015. The Compensation Committee will continue to consider the outcome of stockholders’ votes on our say-on-pay proposals when making future compensation decisions for the Named Executive Officers.

Material Elements of Compensation

Base Salaries

We pay each Named Executive Officer a base salary to provide each executive with a minimum, fixed level of cash compensation. For 2015, the Compensation Committee approved a $75,000 base salary increase for Mr. Matros, and approved $50,000 base salary increases for each of Mr. Andrews and Ms. Nevo-Hacohen to recognize their contribution to continued success in executing on our business plan since the Separation.

We did not target any executive’s base salary to a particular percentile. For Mr. Matros, his base salary level was established so that his targeted total direct compensation (base salary + target bonus amount + target grant date value of long-term equity awards) was positioned slightly below the 75th percentile of the targeted total direct compensation provided by our peer companies to their Chief Executive Officers. Prior to joining us in November 2010 in connection with the Separation, Mr. Matros was the Chief Executive Officer of Old Sun and was paid an annual base salary of $875,000. We reduced Mr. Matros’s base salary when he joined us, and his current base salary of $800,000 remains $75,000 less than the base salary he was paid by Old Sun over five years ago prior to the Separation.

For Mr. Andrews and Ms. Nevo-Hacohen, their base salary levels were established so that their targeted total direct compensation was positioned slightly above the 75th percentile of the targeted total direct compensation provided by our peer companies to similarly situated executives.

We believe that each executive’s base salary level is appropriate given that base salary is the only element of each executive’s targeted total direct compensation opportunity that is paid in cash and is not at-risk. The other elements of targeted total direct compensation are awarded in the form of equity awards that, except for the Time-Based Units, are subject to annual and long-term performance vesting conditions described in more detail below.

The base salary that was paid to each Named Executive Officer for the 2015 calendar year is reported in the “Summary Compensation Table—2013 – 2015” below.

2015 Annual Incentive Compensation

Our annual incentive bonus program for 2015 continued to permit participants to elect to tie the value of any bonus payment becoming earned to the increase or decrease in the trading price of our common stock. This was viewed as a way for executives to improve their payout if they created stockholder value, and to have downside risk if the trading price of our common stock declined. The Named Executive Officers were each entitled to participate in the 2015 bonus program pursuant to the terms of their employment agreements.

Under the terms of the 2015 bonus program, prior to the start of the 2015 calendar year, each Named Executive Officer was permitted to elect to receive his or her annual bonus in the form of an equity award or in the form of a cash payment. If an executive elected an equity award, the executive would receive a one-year performance stock unit award with respect to a targeted number of shares having a grant date value equal to the amount of the executive’s cash denominated target bonus divided by the opening price of a share of common stock on January 2, 2015 (the first trading day of 2015). This can be illustrated as follows:

Cash Target Bonus Amount / $30.56 Opening Share Price = Target # of Performance Stock Units

If an executive elected a cash payment, any bonus becoming payable would be paid in cash using the same performance criteria applicable to the performance stock units. All of the Named Executive Officers elected an equity award to potentially improve their payout by creating stockholder value and to increase their ownership of our common stock. We refer to these equity awards as “Bonus Units.”

The target bonus under the 2015 bonus program for Mr. Matros was set at approximately 125% of his cash base salary. Mr. Matros’s 125% target bonus level was the same as his target bonus level for 2014. The 2015 target bonus for Mr. Andrews and Ms. Nevo-Hacohen was set at 90% of each executive’s base salary amount, which was the same target bonus level in effect for each executive for 2014 and each year since they were hired in connection with the Separation. As with base salaries, we did not target any executive’s target bonus amount to a particular percentile. However, target bonus levels were established so that (1) targeted total direct compensation for Mr. Matros was slightly below the 75th percentile of the targeted total direct compensation provided by our peer companies to their Chief Executive Officers, and (2) targeted total direct compensation for the other Named Executive Officers was slightly above the 75th percentile of the targeted total direct compensation provided by our peer companies to similarly situated executives.

Like our 2014 bonus plan design, each Named Executive Officer was eligible to earn a maximum bonus equal to 250% of the executive’s target bonus amount, while the bonus payable for achieving the threshold performance level was set at 80% of the executive’s target bonus amount.

The following chart shows the amount of each Named Executive Officer’s target and maximum bonus opportunities, expressed in both dollars and number of Bonus Units.

Named Executive Officer	2015 Target Bonus Amount ($)	2015 Target Bonus Amount (# of Units)	2015 Maximum Bonus Amount ($)	2015 Maximum Bonus Amount (# of Units)
Richard K. Matros	$1,000,000	32,722	$2,500,000	81,806
Harold W. Andrews, Jr.	$405,000	13,252	$1,012,500	33,131
Talya Nevo-Hacohen	$405,000	13,252	$1,012,500	33,131

Like our 2014 bonus plan design, Bonus Units under the 2015 bonus program became earned based on our adjusted normalized FFO performance during 2015. The Compensation Committee chose an FFO-based performance metric for two primary reasons. First, an FFO-based metric was used to motivate the executives to drive growth in our annual FFO performance, which the Compensation Committee believed would in turn benefit stockholders in the form of increased stockholder returns. Second, the majority of our peer companies use an FFO-based performance metric in their annual bonus plans, and FWC advised the Compensation Committee that an FFO-based annual bonus plan design is a better practice for established REITs than an annual bonus plan design tied solely to making new investments for Sabra’s portfolio (“Investments”), which had previously been the performance metric used under our bonus plan design prior to 2014.

As described in more detail below, Bonus Units under the 2015 bonus program became earned based on our adjusted normalized FFO performance for 2015 relative to pre-established objective targets for 2015. Although a portion of our long-term equity awards consists of FFO Units, the FFO Units granted in any year will have different adjusted normalized FFO targets than those established under the annual bonus program. FFO Units generally become payable based on our performance relative to pre-established objective adjusted normalized FFO targets for the third calendar year following the grant date. For example, the FFO Units granted in the 2015 calendar year become payable based on adjusted normalized FFO performance for the 2018 calendar year. As a result, we believe that the FFO Units incentivize long-term performance while Bonus Units incentivize annual performance, and executives are not rewarded twice for achieving the same FFO results because the bonus program has a one-year FFO goal and the FFO Units have a three-year FFO goal.

For purposes of our 2015 bonus program, we define adjusted normalized FFO to mean our FFO for the applicable period, adjusted to eliminate the impact of (1) non-recurring items, including without limitation the write-off of deferred financing fees, contingent consideration adjustments and other similar items as determined by the Compensation Committee, (2) non-cash compensation expense and cash bonuses payable to our officers and employees, (3) transaction costs in connection with investment activity and capital markets activity, (4) discontinued operations, (5) the purchase or disposition of a business or similar extraordinary corporate transaction, and (6) any change in accounting policies or practices. For purposes of the FFO Units that were granted in the 2015 calendar year, loan and preferred equity impairments and any gain or loss on lease restructurings otherwise included in FFO are also adjustment items.

Like our 2014 bonus plan design, for the 2015 bonus program, we determined in December 2014 to measure our 2015 adjusted normalized FFO performance by measuring our performance against adjusted normalized FFO targets established for the fourth quarter of the 2015 calendar year. The Compensation Committee determined to establish targets for the fourth quarter of the 2015 calendar year instead of annual targets for the entire 2015 calendar year because, given the anticipated level of 2015 Investment activity at the time the bonus program was established, it believed a quarterly snapshot at the end of the year would better measure the Named Executive Officers’ execution on Sabra’s anticipated Investments and business plan during the year and our overall performance for the year. This was a high-growth orientated design that recognized FFO cannot occur before Investments are made, so the fourth quarter FFO would be the most challenging because it required that new Investments be made prior to the quarter to add accretive FFO in order for bonuses to be earned.

The target level of adjusted normalized FFO was set at $41,550,000, which represented an approximate 30% increase over our adjusted normalized FFO for the fourth quarter of 2014. Achievement of adjusted normalized FFO of $48,000,000 or greater was required in order for each Named Executive Officer to earn his or her maximum bonus opportunity, while achievement of adjusted normalized FFO of at least $37,250,000 was required in order for each Named Executive Officer to earn his or her threshold bonus opportunity. In order to achieve the $37,250,000 threshold bonus target for 2015, we were required to achieve an increase over our adjusted normalized FFO results for the fourth quarter of 2014. The Compensation Committee believed that the target adjusted normalized FFO level would require the Named Executive Officers to successfully execute our business plan during 2015, while it believed the maximum bonus opportunity was attainable only through exceptional performance relative to plan.

For the fourth quarter of the 2015 calendar year, Sabra achieved adjusted normalized FFO of $39,600,000, which resulted in each Named Executive Officer vesting in approximately 91.1% of his or her target number of Bonus Units due to our below target performance in 2015. Because each Named Executive Officer elected to receive Bonus Units instead of a cash denominated bonus, the value of each executive’s actual bonus payment for 2015 was, like our stockholders, negatively impacted by the decline in the trading price of our common stock during 2015. As illustrated by the table below, the value of the actual 2015 bonus payment for Mr. Matros was approximately $261,000 lower than if he had elected a cash denominated bonus, while the actual bonus for our other Named Executive Officers was approximately $106,000 lower.

Named Executive Officer	Cash Value of Bonus Earned for 2015 (91.1% of Target)	Value of Shares Paid at 2015 Year- End(1) Price = $20.23	Value of Shares on 2/26/2016 Vesting Date(1) Price = $19.77
Richard K. Matros	$910,722	$664,839	$649,721
Harold W. Andrews, Jr.	$368,842	$269,221	$263,099
Talya Nevo-Hacohen	$368,842	$269,221	$263,099

(1)	Includes shares credited as a dividend equivalent payment, which were subject to the same performance conditions as the Bonus Units.

As a result of our below target performance and the decline in the trading price of our common stock, the value of each Named Executive Officer’s actual bonus payment for 2015 was approximately 65% of each executive’s target bonus amount, even though we achieved 91.1% of our targeted adjusted normalized FFO amount. We believe the 2015 Bonus Unit payments are evidence of the performance contingent and equity-linked nature of our executive compensation program design at work.

In addition to the performance criteria based on our adjusted normalized FFO described above, the payment of each Named Executive Officer’s Bonus Units was also subject to Sabra’s attainment of a performance condition based on Sabra’s earnings per share for the 2015 calendar year. This earnings per share performance condition was designed to create an additional performance requirement that would help assure the deductibility of the Bonus Units pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). No Bonus Units were payable to the Named Executive Officers unless Sabra achieved a minimum earnings per share for the 2015 calendar year equal to $0.58 per share. Sabra achieved this earnings per share target during the 2015 calendar year.

The Named Executive Officers’ Bonus Units are reported in the stock awards column of the “Summary Compensation Table—2013 – 2015” below, and also in the “Grants of Plan-Based Awards—2015” table below.

Long-Term Incentives

Structure, Amount and Timing of Annual Equity Awards. The cornerstone of Sabra’s executive compensation program continues to be the long-term equity award program that was established by the Compensation Committee in November 2010 shortly after we became a separate publicly traded company. The long-term equity award program is designed to reward long-term performance – two thirds of the grant date equity award value is contingent on our three-year FFO performance and three-year relative TSR performance, and all awards are payable in shares of our common stock that may increase or decrease in value during the three-year performance period.

Since 2010, we have structured our annual equity awards so that one-third of the total grant date dollar value of each executive’s equity awards was awarded in the form of each of (1) Time-Based Units, (2) FFO Units and (3) TSR Units. We convert the total grant date dollar value of each executive’s equity award into a number of Time-Based Units, FFO Units and TSR Units using the same accounting value of each award that is used in our financial statements. We utilize this conversion approach so that the grant date award values of each type of award reported in our proxy statement (such as in the “Grants of Plan-Based Awards—2015” table below) are approximately equal (even if this conversion results in the Named Executive Officers receiving a different target number of TSR Units, FFO Units and Time-Based Units).

In 2015, we introduced a new holding period requirement for the Time-Based Units, FFO Units and TSR Units granted to the Named Executive Officers. For any Time-Based Units, FFO Units or TSR Units that vest, executives will now be required to wait a minimum of one year after the vesting date before receiving payment of the underlying vested shares. The only exceptions to this one-year holding requirement are if the executive dies or suffers a disability, or if there is a change in control. The Compensation Committee believes the new one-year holding requirement further reinforces the long-term nature of the awards and serves to further align the executives’ interests with those of our stockholders.

Since 2012, we have adopted a policy of awarding annual equity awards to the Named Executive Officers and our other employees in the fourth quarter of each calendar year. We believe that making annual equity awards in the fourth quarter of each calendar year (instead of during the first quarter of each calendar year) better allows us to consider our performance for the year when determining the level of equity awards to be granted for that year, as well as any feedback from stockholders on the say-on-pay proposal for the year.

The Compensation Committee determined the total grant date dollar value of each Named Executive Officer’s 2015 annual equity award in December 2015. In determining the grant date dollar value of each award, the Compensation Committee considered FWC’s independent review of the long-term equity awards granted by our peer companies to similarly situated executives, and specifically took into account FWC’s market data showing that the structure of our long-term equity award program was weighted more heavily to performance-based awards than that of our peer companies. The total grant date dollar value of each Named Executive Officer’s 2015 annual equity award was set at the same level as in 2014, as the Compensation Committee determined not to make any increases to the grant date dollar value of any executive’s award based on our 2015 performance. We believe these award levels result in (1) targeted total direct compensation for Mr. Matros being slightly below the 75th percentile of the targeted total direct compensation provided by our peer companies to their Chief Executive Officers, and (2) targeted total direct compensation for the other Named Executive Officers being slightly above the 75th percentile of the targeted total direct compensation provided by our peer companies to similarly situated executives. We believe that this is consistent with having a small executive team where the relative performance of each of our executive officers is proportionately more significant, the experience of the team, the higher than normal degree of performance risk in the compensation program compared to the peer group companies and our compensation objective of rewarding high performance levels.

Time-Based Units: Time-Based Units are included as part of each executive’s long-term equity award to provide an equity incentive linked to the value realized by our stockholders that becomes earned based on the executive’s continued employment with us. Each executive’s Time-Based Units granted in 2015 become vested in equal annual installments over a period of four years, with installments vesting on January 10 in each of 2017, 2018, 2019 and 2020.

FFO Units: FFO Units are included as part of each executive’s long-term equity award to motivate them to execute our multi-year operating plan and increase our long-term FFO performance. Each executive’s FFO Units granted at the end of 2015 become vested based on our adjusted normalized FFO performance for the calendar year 2018 relative to a pre-established objective target adjusted normalized FFO amount for that year established by the Compensation Committee. Adjusted normalized FFO is defined for these purposes as described above in the discussion of our 2015 bonus program. We believe that the targeted adjusted normalized FFO level for 2018 is reasonably attainable if we are successful in executing our operating plan and increasing our FFO performance over the next three years. The decision to use the third calendar year in the performance period as the performance measurement year is intended to give the executives a period of time to execute on Sabra’s operating plan and grow the business, and to ensure that the earnout is consistent with long-term value creation activities.

100% of each executive’s target number of FFO Units will become vested if we achieve the targeted performance level. If we achieve less than 75% of the targeted performance level (the threshold level), 0% of each executive’s target number of FFO Units will become vested, while if we achieve 137.5% or more of the targeted performance level (the maximum level), 250% of each executive’s target number of FFO Units will become vested. Performance between the threshold level and the targeted performance level will result in between 0% and 100% of each executive’s target number of FFO Units becoming vested, with the percentage becoming vested generally decreasing 4% for each 1% decrease in the targeted performance level achieved (e.g., if we achieve 95% of the targeted performance level, 80% of each executive’s target number of FFO Units will become vested). Performance between the targeted performance level and the maximum level will result in between 100% and 250% of each executive’s target number of FFO Units becoming vested, with the percentage becoming vested generally increasing 4% for each 1% increase in the targeted performance level achieved. This vesting schedule thus includes both a 4-1 reduction for below-target performance and a 4-1 increase for above-target performance so that the upside and downside leverage for the awards is symmetrical. This is the same vesting schedule that we used for our 2014 grants of FFO Units. The vesting schedule for the FFO Units can be illustrated graphically as follows:

Any FFO Units that become eligible to vest based on our FFO performance are also subject to a vesting condition based on the executive’s continued employment through ten days after the last day of the applicable performance period.

TSR Units: TSR Units are included as part of each executive’s long-term equity award to motivate the executives to increase our stockholders’ total return. The TSR Units granted in 2015 become vested based on our relative total stockholder return over a three-year performance period consisting of calendar years 2016-2018 measured against the following publicly traded REITs:

Alexandria RE Equities	Government Properties	Omega Healthcare
Biomed Realty Trust	Gramercy Property Trust	Paramount Group
Boston Properties	Granite Real Estate Investment	Parkway Properties
Brandywine Realty Trust	HCP	Physicians Realty Trust
Brookfield Canada Office Properties	Healthcare Realty Trust	Piedmont Office Realty
Care Capital Properties	Healthcare Trust of America	Prologis
CareTrust REIT	Highwoods Properties	Rexford Industrial Realty
City Office REIT	Hudson Pacific Properties	Senior Housing Properties
Columbia Property Trust	Kilroy Realty Corp	SL Green Realty Corp
Community Healthcare Trust	LTC Properties	STAG Industrial
Corporate Office Properties	Mack-Cali Realty Corp	Terreno Realty Corp
DCT Industrial Trust	Medical Properties Trust	TIER REIT
Douglas Emmett	Monmouth RE Inv.	Universal Health Realty
Easterly Government Properties	National Health Investors	Ventas
Eastgroup Properties	New Senior Investment Group	Vornado Realty Trust
Equity Commonwealth	New York REIT	Welltower
First Industrial Realty	Northstar Realty Europe	WPT Industrial REIT
Franklin Street Properties

This group of companies was selected because it includes all publicly traded industrial, office and healthcare REITs with market capitalization values above $100,000,000 as of November 30, 2015. Although there is some overlap, the peer companies that we use for TSR comparison purposes differ from the peer companies described above under the heading “Peer Companies.” The TSR comparison peers were selected because they comprise the full universe of publicly traded industrial, office and healthcare REITs with market capitalization values above $100,000,000 as of November 30, 2015 (52 companies in total). In contrast, the peer companies (17 companies in total at the end of 2015) were selected based on their similarity to Sabra, taking into account their respective businesses, FFO, total assets, market capitalization, enterprise value and the talent pool for which they compete. The Compensation Committee believes that the selection criteria for relative TSR performance comparison can be different than for compensation benchmarking peers because REIT sectors are affected by similar economic forces (with REIT size playing a relatively small role in stockholder return), while compensation amounts correlate with each of the REIT sector, Sabra’s size and the talent pool for which Sabra is competing.

If we achieve a negative absolute total stockholder return over the performance period, the maximum percentage of each executive’s target number of TSR Units eligible to become vested is in all events capped at 100%, in recognition that in such event, while our total stockholder return may have exceeded that of our peers, our stockholders have not realized a positive total stockholder return on an absolute basis for this period. 100% of each executive’s target number of TSR Units granted in 2015 will become vested if we achieve a total stockholder return percentile ranking at the 70th percentile relative to the applicable TSR peer companies. The 70th percentile was chosen as the target performance level so that the targeted TSR Unit compensation opportunity would become payable only if we achieve performance close to the 75th percentile of the applicable TSR peer companies, in order to further reinforce our compensation objective of motivating and rewarding high performance levels. If our total stockholder return percentile ranking relative to the applicable TSR peer companies is less than the 30th percentile (the threshold level), 0% of each executive’s target number of TSR Units will become vested, while if we achieve a total stockholder return percentile ranking relative to the applicable TSR peer companies at or above the 95th percentile (the maximum level), 200% of each executive’s target number of TSR Units will become vested. Performance between the threshold level and the maximum level will result in between 0% and 200% of each executive’s target number of TSR Units becoming vested, with the vesting schedule including a 2.5-1 percentage reduction for below-target performance and a 4-1 percentage increase for above-target performance to provide additional upside leverage to incentivize the executives to exceed the 70th percentile target level. The selection of a three-year period to measure total stockholder return helps ensure that performance must be achieved and sustained over a period of years in order for the awards to vest. The vesting schedule for the TSR Units can be illustrated graphically as follows:

Like the FFO Units, any TSR Units becoming eligible to vest based on our relative stockholder return performance are also subject to a vesting condition based on the executive’s continued employment through ten days after the last day of the applicable performance period.

Dividend Equivalents: Time-Based Units, FFO Units and TSR Units granted under our long-term equity award program (as well as the Bonus Units) entitle the executive to receive an additional credit of stock units having a value equal to the amount of the ordinary cash dividends paid on the shares of common stock underlying the award (e.g., dividend equivalents are reinvested in additional units). Any additional stock units credited as a dividend equivalent payment will not be paid unless they vest and are subject to the same vesting requirements as the stock unit awards to which they relate (including the applicable performance conditions).

Clawback: Time-Based Units, FFO Units and TSR Units granted under our long-term equity award program (as well as the Bonus Units) are each subject to the terms of our clawback policy described below.

Payouts of Previously Granted Performance-Based Awards. The performance period applicable to certain previously granted awards of TSR Units and FFO Units ended on December 31, 2015.

2013-2015 TSR Units. For the 2013-2015 TSR Unit performance period, we achieved a total stockholder return ranking equal to the 17th percentile. Because our total stockholder return ranking was below the threshold performance level, all of the Named Executive Officers’ TSR Units for this performance period were forfeited without any payment being made. We believe this 0% TSR Unit payout is evidence of the performance contingent nature of our executive compensation program design at work—as a result of our below threshold total shareholder return ranking for the performance period, each Named Executive Officer effectively forfeited 33% of the grant date award value of his or her 2013 annual equity award. Even though operationally, 2015 was another strong year for our company, we recognize that our total stockholder return over the three-year period ended December 31, 2015 was below our expectations and accordingly, the compensation of our executives was directly and materially impacted.

2013-2015 FFO Units. For the 2013-2015 FFO Unit performance period, the target FFO amount was set at $100,000,000. We achieved FFO of approximately $132,400,000, which exceeded the maximum performance level of $125,000,000. Our FFO performance resulted in a payout for each Named Executive Officer that was equal to 200% of his or her target number of FFO Units, which, again, we believe is evidence of the performance contingent nature of our executive compensation program design at work and appropriately recognizes the substantial contributions made by our management team in achieving this important result for our company.

The grant-date fair value of the Time-Based Units, FFO Units and TSR Units granted to the Named Executive Officers in 2015 as determined under the accounting principles used in our financial reporting are reported in the “Summary Compensation Table—2013 – 2015” and the “Grants of Plan-Based Awards—2015” tables below.

Severance Benefits

We believe that severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers. We provide severance protections to each of the Named Executive Officers pursuant to terms negotiated at the time of the Separation as set forth in their employment agreements and believe that these potential benefits helped us to attract and assemble a qualified executive team. The level of severance benefits provided to Mr. Matros is generally similar to the level of severance benefits he was entitled to receive from Old Sun prior to the Separation. The level of severance benefits for the other Named Executive Officers was determined based on their seniority and with reference to Mr. Matros’s severance benefits.

As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” each of the Named Executive Officers would be entitled to severance benefits in the event of a termination of employment by us without “good cause” or by the executive for “good reason” (as those terms are defined in each executive’s employment agreement). We do not believe that the Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs, and a change in control does not, in and of itself, entitle any Named Executive Officer to receive severance benefits (i.e., these severance benefits are “double-trigger” benefits). The amount of each Named Executive Officer’s severance benefits is likely to increase in connection with a qualifying termination in connection with or following a change in control because, although the multiple for our Chief Executive Officer decreases, the multiple for the other Named Executive Officers increases, and a target bonus component is included in the change in control severance benefit formula for all of the Named Executive Officers. We offer these increased benefits in order to encourage our Named Executive Officers to remain employed with us, and focus on the creation of value for stockholders, during an important time when their prospects for continued employment following a change in control transaction may be uncertain. No Named Executive Officer is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Code, and, depending on what results in the best after-tax benefit for the executive, benefits may be “cut back” instead in such circumstances.

The terms of Time-Based Units, FFO Units and TSR Units granted under our long-term equity award program each provide for accelerated vesting in connection with certain terminations of the Named Executive Officers’ employment with us, including a termination due to death, disability or a termination by us without good cause or by the executive for good reason but only if such termination occurs in connection with or following a change in control. Please see the “Potential Payments Upon Termination or Change in Control” section below for a discussion of the termination of employment-based vesting provisions of these equity awards.

Stock Ownership Policy Applicable to Executive Officers

We believe that in order to align the interests of our executive officers with those of our stockholders, executive officers should have direct ownership in shares of our common stock. Accordingly, our Board of Directors has adopted a Stock Ownership Policy that requires our Chief Executive Officer to own shares of our common stock having a value equal to at least six times his annual base salary and each of our other executive officers to own shares of our common stock having a value equal to at least two times the executive’s annual base salary. Shares subject to stock options and unvested stock unit awards are not considered owned by the executive for purposes of the policy. The executives covered by the policy were required to be in compliance with the ownership levels above by December 31, 2014. Each of the Named Executive Officers was in compliance with the required ownership levels prior to December 31, 2014, and each currently remains in compliance with the required ownership levels.

Clawback Policy

Our Board of Directors has adopted a compensation recoupment policy whereby in the event of a material restatement of Sabra’s financial results (whether due to mistake, fraud or other misconduct, or any other material noncompliance with applicable financial reporting requirements), the Compensation Committee is required to review our incentive compensation awards and may, if it determines appropriate after considering all relevant facts and circumstances, require the reimbursement of the incremental incentive compensation that an executive officer received as a result of the incorrect financial results. Time-Based Units, FFO Units, TSR Units, Bonus Units and payouts under our bonus program are each subject to the terms of this clawback policy.

Policy with Respect to Section 162(m)

In making its compensation decisions, the Compensation Committee historically has considered the impact of Section 162(m) of the Code. Under Section 162(m), Sabra is generally precluded from deducting compensation in excess of $1.0 million per year for certain of our Named Executive Officers, unless the payments are made under qualifying performance-based plans. However, because we are taxed as a REIT, Section 162(m) considerations are not as significant for us as for other publicly-traded companies that are not taxed as REITs, and the Compensation Committee maintains the flexibility to approve compensation for the Named Executive Officers based upon an overall determination of what it believes to be in our best interests, even if the compensation paid may not be deductible.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Robert A. Ettl (Chair)

Craig A. Barbarosh

Milton J. Walters

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Sabra (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent Sabra specifically incorporates such report by reference therein.

Compensation Committee Interlocks and Insider Participation

Messrs. Ettl, Barbarosh and Walters each served as members of the Compensation Committee during 2015. No member of the Compensation Committee is a past or present officer or employee of Sabra or had any relationship with us requiring disclosure under SEC rules requiring disclosure of certain transactions with related persons. In addition, none of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officer of which served as a director or member of the Compensation Committee during 2015.

Summary Compensation Table—2013 – 2015

The following table provides information on the compensation of the Named Executive Officers for 2015, 2014 and 2013. Because only three individuals served as our executive officers during 2015, we have only three Named Executive Officers for 2015.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compen- sation ($) (g)	All Other Compen- sation ($)(2) (i)	Total ($) (j)
Richard K. Matros	2015	800,000	—	3,189,306	—	—	—	3,989,306
Chairman, President & Chief Executive Officer	2014	725,000	—	5,095,896	—	—	—	5,820,896
	2013	725,000	—	3,897,753	—	—	—	4,622,753

Harold W. Andrews, Jr.	2015	450,000	—	1,400,130	—	—	7,800	1,857,930
Executive Vice President, Chief Financial Officer & Secretary	2014	400,000	—	2,150,218	—	—	—	2,550,218
	2013	375,000	—	1,476,500	—	—	7,650	1,859,150

Talya Nevo-Hacohen	2015	450,000	—	1,400,130	—	—	—	1,850,130
Executive Vice President, Chief Investment Officer & Treasurer	2014	400,000	—	2,150,218	—	—	7,800	2,558,018
	2013	375,000	—	1,476,500	—	—	7,490	1,858,990

(1)	Annual Equity Awards. The amounts reported for 2015 include the aggregate grant date fair value of the time-based stock units (“Time-Based Units”), the FFO-based stock units (“FFO Units”) and the relative total stockholder return-based stock units (“TSR Units”) granted to the Named Executive Officers during 2015.

The aggregate grant date fair value of these awards was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The reported award values have been determined using the assumptions described in Note 12 to the Consolidated Financial Statements included in Sabra’s Annual Report on Form 10-K for the year ended December 31, 2015. The FFO Units are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value for the FFO Units as follows: Mr. Matros ($732,670); Mr. Andrews ($333,030); and Ms. Nevo-Hacohen ($333,030). If we achieve the highest level of performance under the FFO Units, the grant date fair value for the FFO Units would increase to the following amounts: Mr. Matros ($1,831,674); Mr. Andrews ($832,575); and Ms. Nevo-Hacohen ($832,575).

2015 Bonus Units. The amounts reported for 2015 also include the aggregate grant date fair value of the bonus performance stock units (the “Bonus Units”) granted to the Named Executive Officers under our 2015 annual bonus program pursuant to an election by each Named Executive Officer to receive his or her annual bonus in the form of an equity award rather than in the form of a cash payment.

The aggregate grant date fair value of the Bonus Units was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The reported award values have been determined using the assumptions described in Note 12 to the Consolidated Financial Statements included in Sabra’s Annual Report on Form 10-K for the year ended December 31, 2015. The Bonus Units are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value for the Bonus Units as follows: Mr. Matros ($999,984); Mr. Andrews ($404,981); and Ms. Nevo-Hacohen ($404,981). If we had achieved the highest level of performance under the Bonus Units, the grant date fair value for the Bonus Units would have increased to the following amounts: Mr. Matros ($2,499,961); Mr. Andrews ($1,012,453); and Ms. Nevo-Hacohen ($1,012,453).

(2)	Amount reported for 2015 represents 401(k) plan matching contributions.

Description of Employment Agreements—Salary and Incentive Bonus Payments

Following the Separation, we entered into employment agreements with each of the Named Executive Officers, and certain of the terms of these agreements are briefly described below. Each executive’s agreement has an initial three-year term. The initial term is extended for a new three-year term on each anniversary of the effective date, unless either party provides 60 days’ notice prior to the applicable anniversary of the effective date, in which case the agreement will terminate on the anniversary of the effective date occurring in the second year following the year in which such notice was provided. Each agreement is also subject to earlier termination in connection with an executive’s termination of employment, and has a maximum term of ten years.

Each executive’s employment agreement provides for an initial annual base salary to the executive that is subject to annual merit increases. Each executive’s agreement entitles the executive to an annual incentive bonus pursuant to the terms of our executive bonus plan, which for 2015 was our 2015 bonus program described above in “Compensation Discussion and Analysis—2015 Annual Incentive Compensation.” Each executive’s agreement also provides that the executive is entitled to participate in our usual benefit programs for our senior executives, to accrue paid time off in accordance with our policy for senior executives and to be reimbursed for the executive’s business expenses.

Grants of Plan-Based Awards—2015

The following table sets forth certain information concerning the Bonus Units, Time-Based Units, FFO Units and TSR Units that were granted to the Named Executive Officers during 2015. All of these awards were granted under our 2009 Performance Incentive Plan.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
		Thresh- old (#) (f)	Target (#) (g)	Maximum (#) (h)
Richard K. Matros
Bonus Units	1/14/2015	26,178	32,722	81,805	—	2,499,961
Time-Based Units	12/31/2015	—	—	—	40,412	732,670
FFO Units	12/31/2015	8,082	40,412	101,030	—	732,670
TSR Units	12/31/2015	5,711	43,931	87,862	—	723,983

Harold W. Andrews, Jr.
Bonus Units	1/14/2015	10,602	13,252	33,130	—	1,012,453
Time-Based Units	12/31/2015	—	—	—	18,369	333,030
FFO Units	12/31/2015	3,673	18,369	45,923	—	333,030
TSR Units	12/31/2015	2,596	19,969	39,938	—	329,089

Talya Nevo-Hacohen
Bonus Units	1/14/2015	10,602	13,252	33,130	—	1,012,453
Time-Based Units	12/31/2015	—	—	—	18,369	333,030
FFO Units	12/31/2015	3,673	18,369	45,923	—	333,030
TSR Units	12/31/2015	2,596	19,969	39,938	—	329,089

(1)	For all awards reported above, amounts reported reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 based on the assumptions and methodologies referenced in footnote (1) of the “Summary Compensation Table—2013 – 2015,” and, in the case of the Bonus Units and FFO Units, the probable outcome of the applicable performance conditions. The amounts reported for these awards do not reflect whether the Named Executive Officer has actually realized or will realize a financial benefit from the awards (such as by vesting in an award).

Description of Equity Awards

During 2015, we granted each Named Executive Officer annual equity awards in the form of Time-Based Units, FFO Units and TSR Units as well as Bonus Units. Each stock unit subject to an award of Bonus Units, Time-Based Units, FFO Units and TSR Units represents the contractual right to receive one share of Sabra’s common stock. All of these awards were granted under our 2009 Performance Incentive Plan, and the awards are all subject to the terms of the 2009 Performance Incentive Plan. Certain of the terms of these awards are briefly described above in “Compensation Discussion and Analysis—Material Elements of Compensation—Long-Term Incentives.”

Outstanding Equity Awards at End of 2015

The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2015, including the vesting dates for the portions of these awards that had not vested as of that date. For outstanding stock units that are entitled to receive dividend equivalents that are reinvested in an additional number of units that are subject to the same vesting requirements (including the applicable performance conditions) as the underlying units, the amounts reported include the additional units credited in respect of dividend equivalents.

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Richard K. Matros	4,902	(2)	99,167	5,755	(7)	116,424
	2,756	(3)	55,754	4,578	(8)	92,613
	14,385	(4)	291,009	5,603	(9)	113,349
	28,015	(5)	566,743	4,934	(10)	99,815
	40,412	(6)	817,535	8,082	(11)	163,499
				5,711	(12)	115,534

Totals	90,470		1,830,208	34,663		701,234

Harold W. Andrews, Jr.	2,446	(2)	49,483	2,014	(7)	40,743
	1,374	(3)	27,796	1,602	(8)	32,408
	5,029	(4)	101,737	2,546	(9)	51,506
	12,734	(5)	257,609	2,243	(10)	45,376
	18,369	(6)	371,605	3,673	(11)	74,305
				2,595	(12)	52,497

Totals	39,952		808,230	14,673		296,835

Talya Nevo-Hacohen	2,446	(2)	49,483	2,014	(7)	40,743
	1,374	(3)	27,796	1,602	(8)	32,408
	5,029	(4)	101,737	2,546	(9)	51,506
	12,734	(5)	257,609	2,243	(10)	45,376
	18,369	(6)	371,605	3,673	(11)	74,305
				2,595	(12)	52,497

Totals	39,952		808,230	14,673		296,835

(1)	The dollar amounts shown are determined by multiplying the number of shares or units reported by the closing price of our common stock of $20.23 on December 31, 2015. For FFO Units, the number of units reported is equal to the number of units that will vest and become payable if we achieve the applicable threshold performance goals. For TSR Units, the number of units reported is equal to the number of units that will vest and become payable if we achieve the applicable threshold performance goals.
(2)	Represents Time-Based Units, which subsequently vested on January 9, 2016.
(3)	Represents Time-Based Units that are scheduled to vest on December 31, 2016.
(4)	Represents Time-Based Units that are scheduled to vest in substantially equal installments on December 31, 2016 and December 31, 2017.
(5)	Represents Time-Based Units that are scheduled to vest in substantially equal installments on December 31, 2016, December 31, 2017 and December 31, 2018.

(6)	Represents Time-Based Units that are scheduled to vest in substantially equal installments on January 10, 2017, January 10, 2018, January 10, 2019 and January 10, 2020.
(7)	Represents FFO Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2016. Amount shown is the threshold vesting level.
(8)	Represents TSR Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2016. Amount shown is the threshold vesting level.
(9)	Represents FFO Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2017. Amount shown is the threshold vesting level.
(10)	Represents TSR Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2017. Amount shown is the threshold vesting level.
(11)	Represents FFO Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on January 10, 2019. Amount shown is the threshold vesting level.
(12)	Represents TSR Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on January 10, 2019. Amount shown is the threshold vesting level.

Stock Vested—2015

The following table provides information concerning shares of our common stock acquired by the Named Executive Officers upon the vesting of stock awards during the 2015 calendar year.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Richard K. Matros	153,791	3,790,609
Harold W. Andrews, Jr.	72,371	1,877,714
Talya Nevo-Hacohen	72,371	1,877,714

(1)	The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares subject to the stock award that vested by the per-share closing price of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with us and/or a change in control of Sabra. These benefits are generally provided under the Named Executive Officers’ employment agreements or under the terms governing outstanding equity-based awards. For each Named Executive Officer, payment of the severance benefits provided for under his or her employment agreement is conditioned upon the executive’s execution and delivery of (and not revoking) a general release in favor of us. All of the benefits described below would be provided by us. Please see “—Compensation Discussion and Analysis” above for a discussion of how the level of these benefits was determined.

Severance Benefits—Employment Agreements. In the event that a Named Executive Officer’s employment is terminated by us without “good cause” or by the executive for “good reason” (as those terms are defined in each executive’s employment agreement), each executive will be entitled to receive the following benefits under his or her employment agreement:

•	a lump sum cash severance payment equal to his or her annual base salary then in effect multiplied by a severance multiplier (equal to 2.25 for Mr. Matros and 1.5 for each of Mr. Andrews and Ms. Nevo-Hacohen);

•	any accrued and unpaid bonus for any prior fiscal year;

•	a prorated bonus payment for the year in which the termination occurs based on actual performance (including prorated vesting in any Bonus Units), with any bonus or Bonus Units earned becoming payable within seventy-four days after the completion of the year in which the executive’s termination occurs; and

•	continued coverage for the executive and his or her family members under our health plans or, at the executive’s option, a monthly cash payment equal to the applicable COBRA premium for such continued coverage, for up to 24 months for Mr. Matros and up to 18 months for each of Mr. Andrews and Ms. Nevo-Hacohen.

Under the employment agreements, if a Named Executive Officer’s employment is terminated by us without good cause or by the executive for good reason on or within two years following a change in control of Sabra (including a termination by us without good cause that occurs up to six months prior to a change in control at the request of the party seeking to effect the change in control), each executive will be entitled to receive the following benefits under his or her employment agreement in lieu of the benefits described above:

•	a lump sum cash severance payment equal to his or her annual base salary plus target bonus for the then current year multiplied by a severance multiplier of two;

•	any accrued and unpaid bonus for any prior fiscal year;

•	a prorated target bonus or Bonus Unit payment for the year in which the termination occurs calculated assuming we achieve 100% of the applicable financial performance target(s), with any bonus or Bonus Units earned becoming payable within seventy-four days after the completion of the year in which the executive’s termination occurs; and

•	continued coverage for the executive and his or her family members under our health plans or, at the executive’s option, a monthly cash payment equal to the applicable COBRA premium for such continued coverage, for up to 24 months.

However, the benefits described above may be limited—if any payments under an executive’s employment agreement or otherwise trigger the excise tax imposed by Section 4999 of the Code, payments to the executive will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not made.

If a Named Executive Officer’s employment terminates due to his or her death or disability, the executive will be paid any accrued and unpaid bonus for any prior fiscal year, and a prorated bonus payment for the year in which the termination occurs.

Restrictive Covenants. The employment agreements with the Named Executive Officers include each executive’s agreement that he or she will not disclose any of our confidential information at any time during or after employment. In addition, each executive has agreed that, for a period of two years following a termination of employment, he or she will not solicit our employees or customers or materially interfere with any of our business relationships. Each agreement also includes mutual non-disparagement covenants by the Named Executive Officer and us. If a Named Executive Officer breaches any of these restrictive covenants, we may generally cease further payment of the executive’s severance benefits and recover any severance benefits that were paid to the executive before the breach.

Accelerated Vesting—Equity Awards. Outstanding equity awards granted to the Named Executive Officers under our 2009 Performance Incentive Plan will be subject to accelerated vesting in connection with certain types of terminations of employment, as described below:

•	Time-Based Units. If an executive’s employment terminates due to death or disability, or as a result of a termination by us without good cause or by the executive for good reason within thirty days prior to or eighteen months after a change in control of Sabra, any unvested Time-Based Units and other stock-units granted by Sabra that vest based on continued employment will become fully vested.

•	FFO Units. If an executive’s employment terminates due to death or disability, or as a result of a termination by us without good cause or by the executive for good reason within thirty days prior to or eighteen months after a change in control of Sabra, the executive’s target number of FFO Units will become fully vested.

•	TSR Units. If an executive’s employment terminates due to death or disability, the executive’s target number of TSR Units will become fully vested. If an executive’s employment terminates as a result of a termination by us without good cause or by the executive for good reason within thirty days prior to or eighteen months after a change in control of Sabra, then any TSR Units earned based on actual performance will become fully vested.

The following table provides information concerning the potential termination or change in control payments that would be made to each Named Executive Officer under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on December 31, 2015. In the following table, we use the term “involuntary termination” to refer to a termination by us without good cause or by the executive for good reason.

	Cash Severance ($)(1)	Equity Acceleration Value ($)(2)(3)	Health Benefits ($)	Total ($)(4)
Richard K. Matros
Death or Disability	—	6,389,362	—	6,389,362
Involuntary Termination	1,800,000	—	65,718	1,865,718
Involuntary Termination in	3,600,000	6,389,362	65,718	10,055,080
Connection With Change in Control

Harold W. Andrews, Jr.
Death or Disability	—	2,755,366	—	2,755,366
Involuntary Termination	675,000	—	36,839	711,839
Involuntary Termination in	1,710,000	2,755,366	49,119	4,514,485
Connection With Change in Control

Talya Nevo-Hacohen
Death or Disability	—	2,755,366	—	2,755,366
Involuntary Termination	675,000	—	34,423	709,423
Involuntary Termination in	1,710,000	2,755,366	45,897	4,511,263
Connection With Change in Control

(1)	None of the Named Executive Officers would have been entitled to an additional pro-rated bonus payment from us for a termination of employment occurring at the end of the 2015 calendar year, so the pro-rated bonus-based severance provisions contained in each executive’s employment agreement would not result in any additional severance amounts for a termination occurring at year end.
(2)	Based upon the closing price of our common stock ($20.23) on December 31, 2015, which was the last trading day in 2015.
(3)	For TSR Units, we have assumed that the target number of units would become vested in connection with a change in control, although the actual number of TSR Units that would become vested in connection with a change in control is based on actual performance, and could be higher or lower than the target number of units.
(4)	We have assumed that no Named Executive Officer’s severance benefits would be “cut back” under his or her employment agreement in order to obtain the greatest after tax-benefit after giving effect to the excise tax imposed under Section 4999 of the Code. The actual severance benefits payable to the Named Executive Officers may be less than the amounts reported above as a result of the application of this “cut-back.”

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for Sabra’s equity compensation plan, the number of shares of common stock subject to outstanding awards and the number of shares remaining available for future award grants as of December 31, 2015. Sabra’s equity compensation plan is the 2009 Performance Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,257,619	(1)(2)	N/A	774,556	(3)
Equity compensation plans not approved by security holders	—		—	—

Totals	1,257,619		N/A	774,556

(1)	All of these shares were subject to outstanding stock unit awards under the 2009 Performance Incentive Plan.
(2)	Reflects the maximum number of shares potentially issuable in connection with awards subject to performance-based vesting conditions.
(3)	Of the aggregate number of shares that remained available for future issuance, all were available under the 2009 Performance Incentive Plan and may be used for any type of award authorized under the 2009 Performance Incentive Plan, including stock options, stock units, restricted stock and stock bonuses.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors has adopted a written Related Person Transaction Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (x) Sabra was, is or will be a participant, (y) the aggregate amount involved exceeds $120,000 and (z) a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is (i) any person who is, or at any time since the beginning of Sabra’s last fiscal year was, an executive officer, director or director nominee of Sabra, (ii) any person who is known to be the beneficial owner of more than 5% of Sabra’s common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial interest.

Under this policy, Sabra’s Audit Committee is responsible for reviewing and approving or ratifying each related person transaction or proposed transaction, provided, however, that if the transaction falls within one of certain specified pre-approved categories, it shall not require review by the Audit Committee and shall be deemed to have been pre-approved by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee is required to consider all relevant facts and circumstances of the related person transaction available to the Audit Committee and to approve only those related person transactions that are in, or not inconsistent with, the best interests of Sabra and its stockholders, as the Audit Committee determines in good faith. No member of the Audit Committee is permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. These persons are required by SEC regulations to furnish us with copies of all of these reports that they file. To our knowledge, based solely on our review of the copies of such reports, including any amendments thereto, furnished to us and written responses to annual directors’ and officers’ questionnaires that no other reports were required, all Section 16(a) reports required to be filed during 2015 were timely filed.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of Messrs. Barbarosh, Foster and Walters. All members of the Audit Committee are independent directors who satisfy the requirements of Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b)(i) thereunder and the NASDAQ rules. The Audit Committee held five meetings during 2015. The Audit Committee assists the Board in performing its oversight responsibilities for our financial reporting process, audit process and internal controls as more fully described in the written charter of the Audit Committee, a copy of which is available in the About Sabra—Governance Documents section of our website at www.sabrahealth.com. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.

In the performance of its oversight function, the Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2015 with management and with our independent registered public accounting firm. In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

Audit Committee of the Board of Directors

Craig A. Barbarosh (Chair)

Michael J. Foster

Milton J. Walters

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Sabra (including any future filings) under the Securities Act or the Exchange Act, except to the extent Sabra specifically incorporates such report by reference therein.

AUDIT INFORMATION

Fees Paid to Independent Registered Public Accounting Firm

The table below shows the aggregate fees for services rendered by PwC for the fiscal years ended December 31, 2015 and December 31, 2014. PwC has served as Sabra’s independent registered public accounting firm since December 16, 2010.

Description of Professional Service	2015	2014
Audit Fees—professional services rendered for the audit of Sabra’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements	$815,019	$1,010,993
Audit-Related Fees—assurance and related services that are reasonably related to the performance of the audit or review of Sabra’s consolidated financial statements	—	—
Tax Fees—professional services rendered for tax compliance, tax advice and tax planning(1)	441,451	371,149
All Other Fees—products and services other than those reported as “Audit Fees,” “Audited-Related Fees” or “Tax Fees”	—	—

Total	$1,256,470	$1,382,142

(1)	Tax fees in 2015 and 2014 consisted of US federal, state and local tax compliance as well as review of REIT status qualification and an opinion regarding RIDEA structures and general consulting in 2014 and acquisition related due diligence/structuring and general consulting in 2015.

Audit Committee Pre-Approval Policies and Procedures

Under its charter, the Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The Audit Committee is authorized to delegate the pre-approval of permitted non-audit services to one or more of its members and, pursuant to this authority, the Audit Committee has authorized the Chairman of the Audit Committee, Mr. Barbarosh, to pre-approve interim requests for non-audit services, provided that any decisions to pre-approve any non-audit services must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm in 2015 and 2014.

ELECTION OF DIRECTORS

(Proposal No. 1)

Nominees for Election

The Board of Directors currently consists of five members. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated Craig A. Barbarosh, Robert A. Ettl, Michael J. Foster, Richard K. Matros and Milton J. Walters for election to the Board. All of our director nominees are currently directors of Sabra. Information about each of our director nominees, including biographical summaries of their experience and qualifications, can be found in this Proxy Statement under the caption “Board of Directors and Executive Officers—Directors of the Company.”

In recommending director nominees for selection by the Board, the Nominating and Governance Committee considers a number of factors, which are described in more detail above under “Corporate Governance—Director Nomination Process.” In considering these factors, the Nominating and Governance Committee and the Board consider the fit of each individual’s skills with those of other directors to build a board of directors that is effective, collegial and responsive to the needs of our company.

Each of the nominees for election has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee becomes unable or unwilling for good cause to serve as a director for any reason (which is not anticipated), your proxy may be voted for such other person or persons as may be determined by the holders of such proxies or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors. Each of the directors who are elected will serve until the next annual meeting of stockholders and until his successor is elected and qualified.

Majority Voting Standard

Our Bylaws provide for a majority voting standard for the election of directors. Under this majority voting standard, once a quorum has been established, each director nominee receiving a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST the nominee) will be elected as a director. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected.

In the case of an uncontested election where the number of director nominees does not exceed the number of directors to be elected, if a nominee who is then serving as a director is not elected at the meeting by the requisite majority of the votes cast, under Maryland law, the director would continue to serve on the Board of Directors as a “holdover director.” To address this holdover issue, as required by our Bylaws, each director has submitted an irrevocable letter of resignation that becomes effective if the director is not elected by stockholders and the Board of Directors accepts the resignation. If a director is not elected, the Nominating and Governance Committee will consider the facts and circumstances relating to the election and the resignation and recommend to the Board of Directors, within 60 days following certification of the election results, whether the resignation should be accepted or rejected or whether other action should be taken. The Board of Directors must decide whether to accept or reject the resignation within 90 days following certification of the election results, taking into account the recommendation of the Nominating and Governance Committee, and shall publicly disclose its decision. A nominee who was not already serving as a director and is not elected at the meeting by a majority of the votes cast with respect to such director’s election will not be elected to our Board of Directors.

The election of directors at the Annual Meeting is not contested. Therefore, in accordance with the majority voting standard, director nominees will be elected at the Annual Meeting by a majority of the votes cast. Stockholders are not permitted to cumulate their shares for the purpose of electing directors.

Recommendation of the Board

Our Board of Directors recommends that you vote FOR each of the five nominees for director.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. We are not required by our Bylaws or applicable law to submit the appointment of PwC for stockholder approval. However, as a matter of good corporate governance, the Board of Directors has determined to submit the Audit Committee’s appointment of PwC as our independent registered public accounting firm to stockholders for ratification. If stockholders do not ratify the appointment of PwC, the Audit Committee will consider the appointment of another independent registered public accounting firm. In addition, even if stockholders ratify the Audit Committee’s selection, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of Sabra and its stockholders.

Additional information about PwC, including the fees we paid to PwC in 2015 and 2014, can be found in this Proxy Statement under the caption “Audit Information.” The report of the Audit Committee included in this Proxy Statement under the caption “Audit Committee Report” also contains information about the role of PwC with respect to the audit of our annual financial statements.

A representative of PwC is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.

Recommendation of the Board

Our Board of Directors recommends that you vote FOR ratification of the appointment of PwC as Sabra’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal No. 3)

Sabra is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

Our executive compensation program is approved by the Compensation Committee, which consists entirely of independent directors. The Compensation Committee originally implemented our executive compensation program in late 2010 following our separation from Old Sun when we became a separate publicly traded REIT. During 2011 through 2015, we retained substantially the same executive compensation program that we implemented in late 2010. We believe the votes cast on our say-on-pay proposals at our annual meetings of stockholders each year since we became a separate publicly traded REIT, where stockholders supported our say-on-pay proposals by between 95.3% and 98.5% of the votes cast, respectively, affirm our stockholders’ support for this program.

As described in our Compensation Discussion and Analysis, the cornerstone of Sabra’s executive compensation program continues to be the long-term equity award program that was established by the Compensation Committee following our becoming a separate publicly traded REIT. Annual equity awards under the program vest based on performance over three full calendar years and are payable in shares of our common stock that may increase or decrease in value during the performance period. The vesting of approximately 2/3 of each Named Executive Officer’s grant date annual equity award value is contingent upon company performance in addition to the vesting being contingent on continued employment. There is no minimum vesting for the performance-based awards (i.e., all of the awards will be forfeited if minimum performance is not achieved), and the maximum number of awards that may be earned based on performance is capped.

In addition to our long-term equity award program, we established an annual incentive bonus program for 2015. Each of the Named Executive Officers elected to receive his or her annual bonus in the form of an equity award instead of a cash payment to further link his or her bonus payment to the trading price of our common stock. Base salary was the only element of each Named Executive Officer’s 2015 targeted total direct compensation opportunity that was paid in cash instead of stock.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This proposal on the compensation paid to our Named Executive Officers is advisory only and will not be binding on Sabra, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, Sabra, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering Sabra’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Sabra’s current policy is to provide stockholders with an opportunity to vote on the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2017 annual meeting of stockholders.

Recommendation of the Board

Our Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any adjournments or postponements thereof and is voted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Proposals to be Considered for Inclusion in Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2017 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in Sabra’s proxy statement, stockholder proposals must be received no later than January 3, 2017 and must comply with our Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2017 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2017 annual meeting of stockholders. Proposals should be sent to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates. Stockholders who wish to nominate persons for election to the Board of Directors at the 2017 annual meeting of stockholders or who wish to present a proposal at the 2017 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials Sabra distributes for such meeting, must deliver written notice of the nomination or proposal to Sabra’s Secretary no earlier than December 4, 2016 and no later than 5:00 p.m., Eastern time, on January 3, 2017 (provided, however, that if the 2017 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s Annual Meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2017 annual meeting of stockholders and no later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of the 2017 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2017 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Article II, Section 11 of our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2017 annual meeting of stockholders. A stockholder’s written notice should be sent to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K for the year ended December 31, 2015 has been posted, and is available without charge, on our corporate website at www.sabrahealth.com. For stockholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our Annual Report on Form 10-K for the year ended December 31, 2015. For stockholders receiving a printed copy of this Proxy Statement, a copy of our Annual Report on Form 10-K for the year ended December 31, 2015 has also been provided to you. In addition, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2015 (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our common stock. Requests can be made by writing to Investor Relations: Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, or by telephone request to (888) 393-8248.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2015, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2015, or if you hold Sabra stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. by writing to Broadridge Financial Solutions, Inc., Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling, toll-free in the United States, 1-866-540-7095. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2015, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Solutions, Inc. as indicated above.

If your shares are held in street name through a bank, broker or other nominee, please contact your bank, broker or other nominee directly if you have questions, require additional copies of this Proxy Statement or the Annual Report on Form 10-K for the year ended December 31, 2015 or wish to receive a single copy of such materials in the future for all beneficial owners of shares of Sabra common stock sharing an address.

ALL STOCKHOLDERS ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

By Order of the Board of Directors,

Irvine, California April 27, 2016	Harold W. Andrews, Jr. Executive Vice President, Chief Financial Officer and Secretary

SABRA HEALTH CARE REIT, INC. 18500 VON KARMAN AVE. SUITE 550 IRVINE, CA 92612	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E10635-P79307 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SABRA HEALTH CARE REIT, INC.
The Board of Directors recommends that you vote
FOR each of the following director nominees:
		For	Against	Abstain
1.	Election of Directors
	1a. Craig A. Barbarosh	☐	☐	☐
	1b. Robert A. Ettl	☐	☐	☐
	1c. Michael J. Foster	☐	☐	☐
	1d. Richard K. Matros	☐	☐	☐
	1e. Milton J. Walters	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2 and 3:							For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Sabra’s independent registered public accounting firm for the fiscal year ending December 31, 2016						☐	☐	☐
3.	Approval, on an advisory basis, of the compensation of Sabra’s named executive officers						☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting, Proxy Statement and 2015 Annual Report on Form 10-K are available at

www.proxyvote.com.

E10636-P79307

SABRA HEALTH CARE REIT, INC. Annual Meeting of Stockholders

June 15, 2016 at 9:00 AM Pacific Time

This proxy is solicited by the Board of Directors

The undersigned stockholder(s), hereby revoking any proxy previously given, hereby appoint(s) Richard K. Matros and Harold W. Andrews, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SABRA HEALTH CARE REIT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held June 15, 2016, at Sabra’s headquarters, 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, and any adjournments or postponements thereof. The proposals referred to on the reverse side hereof are described in the Proxy Statement that is being delivered in connection with the Annual Meeting of Stockholders.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations included on the reverse side thereof. Whether or not direction is made, each of the named proxies is authorized to vote this proxy in his discretion on such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, YOU DO NOT NEED TO RETURN THIS PROXY.

Continued and to be signed on reverse side